Exhibit 10.1

Execution Copy

NEWSTAR FINANCIAL, INC.

$100,000,000

CREDIT FACILITY

$50,000,000 TERM NOTES

$50,000,000 REVOLVING NOTES

AMENDED AND RESTATED NOTE AGREEMENT

DATED AS OF AUGUST 31, 2010

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SCHEDULES

1.01A	Certain Eligible CLO Notes
1.01B	Certain Eligible Investment Vehicles
2.01	Commitments
5.06	Litigation
5.11(a)	Legal names, Federal Taxpayer Identification Numbers, States of Formation, Prior Legal Names and Mailing Addresses for the Note Parties
5.11(b)	Mergers, etc.; Subsidiaries; Other Equity Investments
5.19(a)	Capitalization
5.20	Brokers and Financial Advisors
6.10	Deposit Accounts
6.11	Securities Accounts
7.01(c)	Existing Indebtedness
7.02(b)	Existing Liens
12.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Notes
B	Form of Assignment and Assumption
C	Form of Financing Statement
D	Filing Offices
E	Form of Compliance Certificate
F	Form of Restricted Payments Officer’s Certificate
G	Form of Borrowing Base Certificate
H	Form of Borrowing Notice
I	Form of Subsidiary Guaranty

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AMENDED AND RESTATED NOTE AGREEMENT

This AMENDED AND RESTATED NOTE AGREEMENT (this “Agreement”) is entered into as of August 31, 2010, by and among NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), THE HOLDERS FROM TIME TO TIME PARTY HERETO, and FORTRESS CREDIT CORP., as Administrative Agent (as hereinafter defined).

WHEREAS, the Company, the Holders from time to time party thereto and the Administrative Agent, were parties to that certain Note Agreement dated as of January 5, 2010, as amended by that certain Amendment to Note Agreement dated as of April 6, 2010 (as so amended, the “Original Note Agreement”), pursuant to which (i) the Company requested that from time to time the holders party thereto make revolving loans to the Company, and (ii) the holders indicated their willingness to make such revolving loans, in each case on the terms and conditions set forth therein;

WHEREAS, the parties hereto have agreed to amend and restate the terms and provisions of the Original Note Agreement in their entirety on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2009 CLO Subsidiary” means NewStar Commercial Loan LLC 2009-1, a Delaware limited liability company.

“30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any period for which interest is calculated.

“Adjusted Loan Amount” means, at any time of determination:

(i) with respect to any Obligor Loan other than an REO Loan, the product of (a) the Outstanding Obligor Loan Balance of such Obligor Loan at such time multiplied by (b) the Adjustment Percentage (expressed as a fraction) applicable to such Obligor Loan at such time; and

(ii) with respect to any REO Loan at any time, the lesser of (a) the product of (1) the Outstanding Obligor Loan Balance of such REO Loan (calculated in accordance with clause (c) of the definition of “Outstanding Obligor Loan Balance”) multiplied by (2) the Adjustment Percentage (expressed as a fraction) applicable to such REO Loan at such time and (b) the book value of such REO Loan, or if such REO Loan is no longer outstanding, the related REO Property minus any reserves held by the REO Subsidiary or the Company reasonably determined and reflected on such Person’s books at such time.

“Adjustment Percentage” means (a) with respect to any Real Estate Loan that is a Non-Performing Loan (including without limitation, any REO Loan) or any Structured Product, 60%, (b) with respect to any Real Estate Loan that is a Performing Loan, 75%, (c) with respect to any Obligor Second Lien Loan, any Obligor Subordinated Loan or any other Obligor Loan that does not constitute Obligor Senior Debt, 5% and (d) with respect to any Obligor Loan that constitutes Obligor Senior Debt as of any date of determination, the percentage set forth below opposite the Obligor Senior Leverage Ratio applicable to such Obligor Loan as of the Measurement Date then most recently ended:

Obligor Senior Leverage Ratio	Percentage
Less than 3.00 to 1.00	100%
Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	90%
Greater than or equal to 4.00 to 1.00 but less than 5.50 to 1.00	80%
Greater than or equal to 5.50 to 1.00 but less than 7.00 to 1.00	65%
Greater than or equal to 7.00 to 1.00 but less than 9.00 to 1.00	50%
Greater than or equal to 9.00 to 1.00 (or where the Obligor EBITDA for the relevant period is negative)	30%

Notwithstanding anything herein to the contrary, if at any time of determination of the Borrowing Base, a Drawable Unencumbered Revolving Asset Excess exists, a portion of the Eligible Drawable Unencumbered Revolving Assets equal in amount to such Drawable Unencumbered Revolving Asset Excess shall be deemed to have an Adjustment Percentage which is equal to the percentage set forth above which would have applied thereto without giving effect to this sentence multiplied by 0.50 (the reduction to the Adjustment Percentage resulting from such multiplication being the “Revolving Asset Haircut”).

“Administrative Agent” means Fortress Credit Corp., in its capacity as contractual representative of the Holders to the extent and in the manner provided in Article XI, or any successor in such capacity appointed pursuant to Section 11.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Holders.

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, including any Person that is a manager, director or officer of, general partner in, or trustee of, the specified Person, or (ii) any Person who, directly or indirectly, is the legal or beneficial owner of or Controls 10% or more of any class of Capital Stock of the specified Person.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

“Aggregate Investment Vehicle Equity Amount” means, at any time of determination thereof, the aggregate sum of the Investment Vehicle Equity Amount of all Eligible Investment Vehicles.

“Agreement” means this Note Agreement.

“Amendment Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Applicable Margin” means 7.00%.

“Applicable Unused Fee Rate” means, as of any date of determination, (i) at all times when the Total Outstandings are less than 50% of the aggregate Commitments, a rate per annum equal to 4.0%, (ii) at all times when the Total Outstandings are greater than or equal to 50% of the aggregate Commitments, but are less than 75% of the aggregate Commitments, a rate per annum equal to 3.0%, and (iii) at all times when the Total Outstandings are greater than or equal to 75% of the aggregate Commitments, a rate per annum equal to 2.0%.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form attached hereto as Exhibit B.

“Attorney Costs” means and includes, subject to any limits with respect thereto, all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external counsel.

“Availability” means, at any date of determination thereof, the difference between (a) the lesser of (i) the aggregate Commitments (without giving effect to any reduction in the Term Commitments resulting from the funding of Term Loans prior to such date) of all of the Holders at such time and (ii) the Borrowing Base at such time and (b) the Total Outstandings at such time.

“Availability Period” means the period from and including the Amendment Closing Date to (x) with respect to any Term Loan, the Draw Period Termination Date, and (y) with respect to the Revolving Loans, the Maturity Date.

“Bankruptcy Code” means title II, United States Code.

“Borrowing Base” means, as of date of determination, an amount equal to the sum of (a) the Unencumbered Asset Amount as of such date plus (b) the Aggregate Investment Vehicle Equity Amount as of such date plus (c) the CLO Note Amount as of such date plus (d) the CLO Manager Amount as of such date.

“Borrowing Base Certificate” means a certificate delivered by the Company, substantially in the form of Exhibit G, certifying the amount of the Borrowing Base as of the date set forth therein and showing in reasonable detail the calculations used in determining the Availability Ratio, the Minimum Interest Coverage, the Coverage Test and Consolidated Net Worth as of such date.

“Borrowing Base Deficiency” shall have the meaning assigned to such term in Section 2.02(b).

“Borrowing Notice” means a notice of borrowing pursuant to Section 2.01(b), which shall be substantially in the form of
Exhibit H.

“Business” means any financial services, including (i) the making, holding, purchase and trading of direct or indirect investments, loans and other extensions of credit, (ii) finance leasing, (iii) the purchase, sale and brokerage of securities, shares and commodities, (iv) issuing shares, securities and investment units, (v) buying and selling commodities, (vi) the management and acquisition of loan and other debt portfolios, CLOs, CDOs and assets related to any of the foregoing, (vii) the arrangement and syndication of loan facilities, in each case as conducted by the Company and its Subsidiaries from time to time and (viii) any other business involving the origination, management or servicing of loans or credit-related investment products or business lines ancillary to any of the foregoing that are not otherwise specifically mentioned in the foregoing clauses (i) through (vii).

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York, and (ii) in the case of a Business Day which relates to the LIBO Rate, in London, England.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, trust certificates, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or equivalent entity, whether voting or non-voting, and any warrant or other option to purchase any of the above.

“Cash” means Money or a credit balance in a Deposit Account.

“Cash Equivalents” means, as of any date of determination (i) marketable securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (ii) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by Standard & Poor’s Ratings Group (“S&P”) or “P-1” by Moody’s Investors Service, Inc. (“Moody’s”), (iii) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s, (iv) repurchase obligations rated at least “A-1” by S&P or “P-1” by Moody’s, (v) any negotiable instruments or securities or other investments subject to the satisfaction of at least an “A-1” rating by S&P or a “P-1” rating by Moody’s, and (vi) shares of any money market fund that (a) has net assets whose Dollar equivalent exceeds $500,000,000, and (b) is rated at least “AAAm” or “AAAm-G” by S&P or “Aaa” by Moody’s.

“CDOs” means securitized interests in a pool of assets consisting of loans or other debt instruments, which interests are commonly referred to as “collateralized debt obligations”.

“CDO Subsidiary” means a Subsidiary that (a) is engaged as its sole business in issuing CDOs, or (b) is engaged as its sole business in acting as a trust depositor in connection with CDOs.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months commencing after the Closing Date, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by Permitted Holders holding 51% or more of the voting Capital Stock of the Company, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons (other than Permitted Holders) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such securities.

“Citigroup Demand Note” means that certain demand note dated as of November 19, 2008 by and among the Company, as obligor, and NewStar Warehouse Funding 2005 LLC, as holder, as the same has been and may hereafter be amended from time to time.

“Citigroup Facility” means collectively (i) that certain Amended and Restated Sale and Servicing Agreement dated as of November 19, 2008 by and among the Company, as servicer and as seller, NewStar Warehouse Funding 2005 LLC, as purchaser, and Lyon Financial d/b/a U.S. Bank Portfolio Services, as backup servicer, (ii) that certain Amended and Restated Indenture dated as of November 19, 2008 by and between NewStar Warehouse Funding 2005 LLC, as issuer, and U.S. Bank National Association, as indenture trustee and custodian, and (iii) that certain Note Purchase Agreement dated as of November 19, 2008 by and among NewStar Warehouse Funding 2005 LLC, as issuer, the Company, as seller and servicer, the liquidity banks and investors party thereto, and Citibank, N.A., as successor note purchaser agent, together with any other documents executed in connection the foregoing, as each has been and may hereafter be amended from time to time.

“CLO Manager” means any Person (other than a natural person) which manages, advises, services or administers a Fund, the Capital Stock of which is the subject of a first priority perfected security interest in favor of the Administrative Agent.

“CLO Manager Amount” means, with respect to any CLO Manager acquired by the Company or any Subsidiary Guarantor after the Amendment Closing Date from a Person who is not an Affiliate of the Company or any Subsidiary Guarantor, an amount equal to (i) on any date during the period commencing on the date of acquisition of such CLO Manager and ending on the earlier of the Maturity Date and the date immediately prior to the first anniversary of such date of acquisition, 50.0% of the CLO Manager

Purchase Price; (ii) on any date during the period commencing on the first anniversary of the date of acquisition of such CLO Manager and ending on the earlier of the Maturity Date and the date immediately prior to the second anniversary of such date of acquisition, 37.5% of the CLO Manager Purchase Price; (iii) on any date during the period commencing on the second anniversary of the date of acquisition of such CLO Manager and ending on the earlier of the Maturity Date and the date immediately prior to the third anniversary of such date of acquisition, 25% of the CLO Manager Purchase Price; and (iv) thereafter, 12.5% of the CLO Manager Purchase Price; provided that the aggregate CLO Manager Amount for all CLO Managers shall at no time exceed $10,000,000.

“CLO Manager Purchase Price” means, with respect to any CLO Manager acquired by the Company or any Subsidiary Guarantor after the Amendment Closing Date, the purchase price paid in cash (whether paid upon the consummation of the acquisition or thereafter pursuant to earn-out or other deferred payment arrangements) by the Company or such Subsidiary Guarantor, as the case may be, to parties that are not Affiliates for such CLO Manager.

“CLO Note” means a note issued by a CLO Subsidiary to the Company or to the NewStar Collateral Subsidiary.

“CLO Note Amount” means, as of any date of determination, the product of (a) the aggregate outstanding principal balance of all Eligible CLO Notes as of the Measurement Date ending on or most recently ended prior to such date multiplied by (b) 0.25.

“CLOs” means securitized interests in a pool of loans, which interests are commonly referred to as “collateralized loan obligations”.

“CLO Subsidiary” means any Subsidiary (a) that is engaged as its sole business in issuing CLOs, or (b) that is engaged as its sole business in acting as a trust depositor in connection with CLOs.

“Closing Date” means January 5, 2010.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning specified in the Security Agreement; provided that the term Collateral shall not include any of the Excluded Collateral. For avoidance of doubt, any property constituting Collateral that is sold, transferred or otherwise disposed of in accordance with Section 7.04 shall automatically cease to constitute Collateral upon the consummation of such sale, transfer or other disposition.

“Collateral Availability” means, at any date of determination thereof, the difference between (a) the Borrowing Base at such time, and (b) the Total Outstandings at such time.

“Collateral Revenues” means, with respect to any Collateral, all interest, income, dividends, distributions, rents, revenues, profits and earnings thereon or other monies or revenues derived therefrom, including all moneys which may become payable or received under any policy insuring the Collateral or otherwise required to be maintained under the Note Documents (including any return of unearned premiums).

“Commitment” with respect to any Holder, such Holder’s Revolving Commitment and/or Term Commitment, as applicable.

“Commitments Excess” has the meaning specified in Section 2.02(b).

“Commitment Termination Fee” means, as of any date of determination, the fee payable pursuant to Section 2.04(d) in connection with the events described therein, in an amount equal to:

(a) in the case of the optional or required termination of the Term Commitments under Section 2.03(c) or Section 2.02(b)(ii) during the period commencing on the Amendment Closing Date and ending on the Draw Period Termination Date, the Term Loan Make-Whole Amount;

(b) in the case of the optional or required termination of the Revolving Commitments under Section 2.03(c) or Section 2.02(b)(ii), the product of (x) the aggregate Revolving Loan Commitments as of the date of such termination and (y) (i) in the case of any such termination made during the period commencing on the Amendment Closing Date and ending on the Business Day immediately preceding the first anniversary of the Amendment Closing Date, 3%, (ii) in the case of any such termination made during the period commencing on the first anniversary of the Amendment Closing Date and ending on the Business Day immediately preceding the second anniversary of the Amendment Closing Date, 2%, and (iii) in the case of any such termination made at any time thereafter, 1%;

(c) in the case of the Commitment Termination Fee due pursuant to Section 2.04(d)(ii), the Term Loan Make-Whole Amount; and

(d) in the case of the Commitment Termination Fee due pursuant to Section 2.04(d)(iii), (1) in the case of any such prepayment made during the period commencing on the Amendment Closing Date and ending on the Business Day immediately preceding the second anniversary of the Amendment Closing Date and applied to prepay Term Loans, the Term Loan Make-Whole Amount, and (2) in the case of any such prepayment made at any time thereafter, an amount equal to the product of (x) the amount of the Term Loans so prepaid and (y) (i) in the case of any such prepayment made during the period commencing on the second anniversary of the Amendment Closing Date and ending on the Business Day immediately preceding the third anniversary of the Amendment Closing Date, 2%, and (ii) in the case of any such prepayment made at any time thereafter, 1%.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” has the meaning specified in Section 6.02(a).

“Concentration Account” has the meaning specified in Section 6.10.

“Conflict” or “Conflicting” means, with respect to any Contractual Obligation, Organizational Document, Requirement of Law, Consent or Other Action or any other item, any conflict with, breach of or default under, or any triggering of any remedial rights, benefits, or obligations under or in connection with, the terms of such item.

“Consent(s) and/or Other Action” means any consent, authorization, Judgment, directive, approval, license, certificate, registration, permit, exemption, filing, notice, declaration or other action by, with or to any Person.

“Consolidated Net Worth” means, as to any Person as of any date of determination, the amount which would be included under stockholders’ equity on a consolidated balance sheet of such Person determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Collateral” means all Collateral with respect to which a security interest may be perfected by the secured party’s obtaining “control” of such collateral within the meaning of the UCC.

“Corporate Loan Workout Subsidiary” means any wholly-owned Workout Subsidiary of the Company which is not a Real Estate Loan Workout Subsidiary, provided that the assets of such Workout Subsidiary are pledged to secure an Unencumbered Asset.

“Coverage Test” has the meaning specified in Section 6.14(b).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, as of any date of determination, a rate per annum equal to the sum of the Interest Rate in effect as of such date plus 3.00%.

“Deposit Account” shall have the meaning accorded to such term in the UCC.

“Deposit Account Control Agreement” means, with respect to any Deposit Account, any control agreement or other similar agreement between each applicable depositary bank, the applicable Note Party and the Administrative Agent, as the Administrative Agent shall deem necessary in its reasonable discretion, in form and substance reasonably acceptable to the Administrative Agent, providing for such depositary bank’s agreement to comply with the instructions of the Administrative Agent with respect to such Deposit Account without the further consent of, or notice to, the Company, which instructions shall be delivered by the Administrative Agent only so long as an Event of Default shall have occurred and be continuing.

“Disposition” or “Dispose” means, with respect to any property, assets, obligations or other items, the sale, assignment, conveyance, transfer, license, lease, gift, abandonment or other disposition (including any sale and leaseback transaction) thereof by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that cash payments made by such Person in satisfaction of payment obligations for reasonable and customary costs and expenses incurred in the ordinary course of business and in connection with maintaining its business operations shall not constitute a “Disposition”.

“Disqualified Capital Stock” means, with respect to any Person as of any date of determination, any class or series of Capital Stock of such Person that, by its terms or otherwise, (a) is required to be redeemed or repurchased or is redeemable or subject to repurchase at the option of any holder or holders of such class or series of Capital Stock (whether pursuant to any sinking fund obligation, or upon the occurrence of specified events, or otherwise) at any time on or prior to the date which is 180 days after the Scheduled Maturity Date, or (b) is convertible into or exchangeable at the option of the holder or holders thereof for (whether upon the occurrence of specified events or otherwise) either Capital Stock of the type referred to in the preceding clause (a) or any Indebtedness; provided that the foregoing shall not be construed to prohibit rights to receive dividends and distributions in preference to those paid on any other class of Capital Stock of such Person. Notwithstanding the foregoing, any Capital Stock that would otherwise constitute Disqualified Capital Stock solely because the holders of such Capital Stock have the right to require such Person to repurchase such Capital Stock upon the occurrence of a Change of Control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provided that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the termination of the Commitments and the payment in full of all Obligations.

“Dollar” and “$” mean lawful money of the United States.

“Drawable Unencumbered Revolving Asset” means any Unencumbered Revolving Asset other than (a) any Unencumbered Revolving Asset with respect to which the commitment has been fully funded or (b) any Unencumbered Revolving Asset with respect to which the applicable lender has no obligation to lend as a result of the existence of an event of default under the applicable Obligor Loan Documents.

“Drawable Unencumbered Revolving Asset Excess” means, at any time of determination thereof, the difference (only if positive) between (a) the aggregate Outstanding Obligor Loan Balance of Eligible Drawable Unencumbered Revolving Assets at such time (excluding Drawable Unencumbered Revolving Assets consisting of (i) all amounts drawn prior to the Closing Date under Obligor Delayed Draw Term Loans, and (ii) amounts drawn after the Closing Date under Obligor Delayed Draw Term Loans up to an aggregate amount not to exceed $4,000,000) and (b) the Drawable Unencumbered Revolving Asset Threshold at such time.

“Drawable Unencumbered Revolving Asset Threshold” means, as of any date of determination, the greater of (a) the product of (i) 0.20 multiplied by (ii) the Borrowing Base (calculated solely for purposes of this definition without giving effect to the Revolving Asset Haircut) as of the Measurement Date ending on or most recently ended prior to such date, and (b) (i) $10,000,000, if the Borrowing Base is less than $40,000,000, or (ii) $15,000,000, if the Borrowing Base is equal to or greater than $40,000,000.

“Draw Period” means the period commencing on the Amendment Closing Date and ending on the Draw Period Termination Date.

“Draw Period Termination Date” means the earlier of (a) the date on which the Term Loans are fully drawn and (b) November 29, 2010.

“Eligible CLO Note” means (i) any CLO Note that is listed on Schedule 1.01A hereto, (ii) any CLO Note purchased by the Company or a Subsidiary Guarantor after the date hereof that was issued by a CLO Subsidiary that issued any CLO Note listed on Schedule 1.01A hereto, and (iii) any other CLO Note issued after the date hereof by a CLO Subsidiary formed after the date hereof so long as (a) the structure and capitalization of such CLO Note and the related CLO Subsidiary are substantially similar to, or not otherwise less favorable to the holder than, those CLO Notes listed on Schedule 1.01A or (b) such CLO Note has been approved in writing by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed; provided that in each case of clauses (i), (ii) and (iii), such CLO Note satisfies the General Eligibility Criteria.

“Eligible Drawable Unencumbered Revolving Asset” means any Drawable Unencumbered Revolving Asset that satisfies the General Eligibility Criteria and is held by the NewStar Collateral Subsidiary.

“Eligible Holder” means (i) an Affiliate or Fund Affiliate of a Holder; (ii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (iv) a finance company, insurance company or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; (v) a Fund, and (vi) any other Person approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 12.07, the Company, each such approval not to be unreasonably withheld or delayed, subject to the terms of Section 12.07 hereof.

“Eligible Investment Vehicle” means an Investment Vehicle that satisfies the following criteria:

(i) in the case of an Investment Vehicle existing on the date hereof, such Investment Vehicle is listed on Schedule 1.01B, provided that such Schedule 1.01B shall be automatically amended to add NewStar Warehouse Funding 2005 LLC, in each case without further action on the part of any party if (a) the Company delivers, or causes to be delivered, to the Administrative Agent all consents and other documentation reasonably required to grant to the Administrative Agent, and to permit the grant of, a first priority perfected security interest in 100% of the Capital Stock of NewStar Warehouse Funding 2005 LLC, and (b) NewStar Warehouse Funding 2005 LLC otherwise satisfies the conditions set forth in clauses (iii), (iv) and (v) of this definition;

(ii) in the case of an Investment Vehicle not existing on the date hereof, the structure and capitalization of such Investment Vehicle are substantially similar to, or not otherwise less favorable to a pledgee of the Capital Stock of such Investment Vehicle than, the Investment Vehicles listed on Schedule 1.01B;

(iii) 100% of the Capital Stock of such Investment Vehicle is owned by the Company or a Subsidiary Guarantor, free and clear of all Liens and other claims, other than the security interest of the Administrative Agent, and the Administrative Agent has a first priority perfected security interest in all of such Capital Stock;

(iv) such Investment Vehicle has no material liabilities, other than the Indebtedness included in the calculation of “Investment Vehicle Debt” for such Investment Vehicle, Indebtedness permitted pursuant to Section 7.01(m) hereof, and customary fees, indemnity obligations and similar liabilities incurred in the ordinary course of its financing operations; and

(v) such Investment Vehicle is not a CDO Subsidiary or CLO Subsidiary;

provided that an entity shall be deemed to be an “Eligible Investment Vehicle” only if and for so long as (i) it has Indebtedness outstanding, or has been formed for the purpose of incurring Indebtedness, in each case related to CLOs, CDOs, warehouse lending or borrowing facilities or similar securitization transactions that is held or to be held by parties that are not Affiliates, or (ii) it is a securitization vehicle which issues or acquires debt held or to be held by a third party purchaser.

“Eligible Unencumbered Asset” means any Unencumbered Asset that satisfies the General Eligibility Criteria and is held by the NewStar Collateral Subsidiary or an REO Subsidiary that is a Subsidiary Guarantor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Collateral” means (i) any rights under Capital Leases, documents evidencing purchase money financing transactions and any equipment financed under any of the foregoing, to the extent (A) such Capital Leases and documents evidencing purchase money financing transactions are permitted under Section 7.01(g) hereof and (B) the creation of a security interest therein in favor of the

Administrative Agent would Conflict with the terms of such Capital Lease or documents and such prohibition is not rendered ineffective under Article 9 of the UCC or other applicable law, (ii) rights of any Person under licenses and Contractual Obligations, in each case to the extent (and only to the extent that) and for so long as the grant of a security interest therein would Conflict with such Contractual Obligation or Requirement of Law, except, if and to the extent the terms of any such Contractual Obligation or other document prohibiting such grant of a security interest is ineffective under Article 9 of the UCC or other applicable law or if such Conflict is waived or otherwise consented to by the related counterparty or the waiver of such Conflict does not require the consent of any party other than the Company or an Affiliate thereof, (iii) any Deposit Account not required pursuant to Section 6.10 to be subject to the Administrative Agent’s control, (iv) any Securities Account not required pursuant to Section 6.11 to be subject to the Administrative Agent’s control, and (v) any other assets not excluded in clauses (i)-(iv) above which have a book value of less than $1,000,000 in the aggregate and are identified in writing from time to time by the Company or a Subsidiary Guarantor to the Administrative Agent as being Excluded Collateral pursuant to this clause (v); provided that the term “Excluded Collateral” shall not include any dividend, income or other distribution arising from any Excluded Collateral or any Proceeds received by the Company with respect to the Company’s rights or interests in such Excluded Collateral.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Filing Collateral” means all Collateral with respect to which a security interest may be perfected by the filing of financing statements under the UCC.

“Filing Offices” means the filing offices listed on Exhibit D attached hereto.

“Financing Statement” means the UCC financing statement naming the Company, as debtor, and the Administrative Agent, for the benefit of Holders, as secured party, and describing the Collateral as the collateral.

“Foreign Holder” has the meaning specified in Section 12.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto performing similar functions.

“Fund Affiliate” means, with respect to any Holder that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is advised or managed by such Holder or an Affiliate of such Holder or by the same investment advisor as such Holder or by an Affiliate of such investment advisor.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Eligibility Criteria” means, as of any relevant date of determination, a CLO Note or Unencumbered Asset:

(a) (i) in which, to secure the Obligations, whether contingent or otherwise, the Administrative Agent has a first priority perfected security interest, or (ii) which is a CLO Note that was held by 2009 CLO Subsidiary as of the Amendment Closing Date and is held by 2009 CLO Subsidiary on such relevant date of determination and the Administrative Agent has a first priority perfected security interest in 100% of the Capital Stock in 2009 CLO Subsidiary;

(b) which is not subject to any right of recoupment or set-off;

(c) which is denominated in Dollars;

(d) which is not “margin stock” as defined in Regulation U of the Federal Reserve Board;

(e) which is not subject to any security interest or Lien, any participation interest, or any other claim other than Liens in favor of the Administrative Agent for the benefit of the Holders and Customary Permitted Liens;

(f) which, (i) in the case of any CLO Note pledged to the Administrative Agent as of the Amendment Closing Date, is listed on Exhibit “C” to the Security Agreement and (ii) in the case of any CLO Note pledged to the Administrative Agent after the Amendment Closing Date, (A) is listed on a supplement to such Schedule delivered to the Administrative Agent in accordance with the terms of the Security Agreement and (B) in the case of any CLO Note issued by any CLO Subsidiary formed after the Amendment Closing Date, unless the Administrative Agent has consented to it being certificated (such consent not to be unreasonably withheld), is held through the Depository Trust Corporation by a securities intermediary and credited to a Securities Account that is subject to a Securities Account Control Agreement; and

(g) in the case of an Unencumbered Asset that is an REO Loan, the Administrative Agent has a first priority perfected security interest in the Capital Stock and Equity Rights in the REO Subsidiary that owns such REO Loan.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Grant” or “Grants” or “Granting” shall include to grant, assign, pledge, transfer, convey, set over and dispose.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Holder” means a Revolving Holder or Term Holder, as applicable.

“Incur” means, with respect to any Indebtedness, to directly or indirectly create, incur, issue, assume or guaranty, or otherwise become directly or indirectly liable (contingently or otherwise) with respect to, such Indebtedness, and the terms “Incurred” and “Incurrence” shall have meanings correlative thereto; provided, that the assumption by the Company or any of its Subsidiaries (such Person, the “Assuming Party”) of Indebtedness owing to another Person by the Company or any Subsidiary shall not constitute an additional Incurrence of Indebtedness by the Assuming Party for purposes of calculating compliance with Section 7.01.

“Indebtedness” means, as applied to any Person, (i) all indebtedness for borrowed money, including senior and subordinated indebtedness and corporate debt and any working capital, liquidity or subscription agreement facilities, (ii) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iii) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of Incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (iv) all Capital Lease obligations and the present value of all future rental payments under all synthetic leases, (v) obligations under any traditional repurchase agreement financings and (vi) all Guaranty Obligations.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“Insurance Requirements” means the insurance requirements set forth in Section 6.06.

“Interest Accrual Period” means, with respect to any Loan, (i) in the case of the initial such Interest Accrual Period, the period commencing on the date of the making of such Loan and ending on the last Business Day of the first calendar month ending thereafter, and (ii) in the case of any subsequent such Interest Accrual Period, the period commencing on the last day of the immediately preceding Interest Accrual Period with respect to such Loan and ending on the last Business Day of the first calendar month ending thereafter.

“Interest Rate” means, for any day, a rate per annum equal to the sum of (i) the greater of (a) the LIBO Rate and (b) 1.50% plus (ii) the Applicable Margin in effect on such day; provided that upon written notice from the Administrative Agent, at the direction of the Required Holders after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be the Default Rate and further provided that no such written notice shall be required and such Default Rate shall be imposed automatically upon the occurrence of an Event of Default under Section 9.01(g).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person, (ii) a loan, advance or capital contribution to, or purchase or other acquisition of any other Indebtedness of or equity participation or interest in, another Person, including any partnership or Investment Vehicle interest in such other Person or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Vehicle” means a CDO Subsidiary, CLO Subsidiary, Warehouse Subsidiary or any

other limited liability company, limited partnership, or other entity created or acquired by the Company for the purpose of engaging in issuing CDOs or CLOs, in providing “warehouse” lending or borrowing facilities, or engaging in similar securitization transactions.

“Investment Vehicle Debt” means, as at any date of determination thereof, (a) so long as no party has any recourse to the Company in respect of any Indebtedness of an Eligible Investment Vehicle, the outstanding principal balance of all Indebtedness of such Eligible Investment Vehicle as of such date, and (b) if a third party has total or partial recourse to the Company in respect of any Indebtedness of an Eligible Investment Vehicle, the sum of (i) the outstanding principal balance of all Indebtedness of such Eligible Investment Vehicle as of such date plus (ii) the Liquidated Recourse Amount as of such date; provided that all Indebtedness permitted by Section 7.01(m) hereof shall be excluded from the calculation of Investment Vehicle Debt.

“Investment Vehicle Equity Amount” means, as at any date of determination, with respect to each Eligible Investment Vehicle, the product of (i) 0.25 multiplied by (ii) the difference between (A) the Adjusted Loan Amount of all Obligor Loans held by such Eligible Investment Vehicle as of the Measurement Date ending on or most recently ended prior to such date and (B) the difference between (1) the Investment Vehicle Debt of such Eligible Investment Vehicle as of the Measurement Date ending on or most recently ended prior to such date and (2) the Principal Cash of each Eligible Investment Vehicle as of such date, provided that (a) so long as no party has any recourse to the Company in respect of any Indebtedness of an Eligible Investment Vehicle, the Investment Vehicle Equity Amount with respect to such Eligible Investment Vehicle shall not be an amount less than zero, and (b) with respect to any Investment Vehicle Debt as to which a third party has total or partial recourse to the Company, the Investment Vehicle Equity Amount with respect to such Eligible Investment Vehicle may be less than zero, but the amount by which such Investment Vehicle Equity Amount may be less than zero shall not exceed the Liquidated Recourse Amount in respect of such Investment Vehicle Debt.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, writ, decision, decree, award or injunction of any Governmental Authority.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LIBO Rate” means, for any Interest Accrual Period with respect to any Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate published by Bloomberg (or, if such rate is not available as published by Reuters) as one-month LIBOR on the date which is two Business Days prior to the first day of such Interest Accrual Period or, if such rate shall not be so quoted, the rate per annum at which (as determined by the Administrative Agent) Wells Fargo Bank, National Association is offered Dollar deposits at or about 11:00 A.M., London time, on such date by prime banks in the interbank eurodollar market for delivery on such day for a period of one month and in an amount comparable to the amount of such Loan. In the event that such rate does not appear or is not quoted as provided above, the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying one-month LIBOR as selected by an agreement between the Company and the Administrative Agent. The LIBO Rate for any Loan with an initial Interest Accrual Period that is less than a full calendar month in duration shall be calculated on the basis of the one-month LIBOR in effect on the date which is two Business Days prior to the requested date for the making of such Loan and shall be recalculated based on the one-month LIBOR on the date which is two Business Days prior to the first day of the immediately succeeding calendar month.

“License” means any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

“Lien” means (i) any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), and (ii) any right of set off or offset, or other liens (including federal or state tax liens).

“Liquidated Recourse Amount” means (a) at any time from and after the making of demand for payment from a holder of a full or partial recourse obligation of the Company in respect of Investment Vehicle Debt, the amount payable by the Company with respect to such obligation, and (b) at any other time, $0.

“Litigation” means any action, proceeding, litigation, investigation, arbitration, mediation, claim or Judgment.

“Loan” means a Revolving Loan and/or a Term Loan, as applicable.

“Margin Stock” shall have the meaning accorded to such term in Regulation U, T or X of the Board of Governors of the Federal Reserve System, as amended.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company to perform its payment obligations under any Note Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party.

“Maturity Date” means the Scheduled Maturity Date or, earlier, the date on which the Loans become due and payable in full, by acceleration or otherwise.

“Measurement Date” means for purposes of calculating the Borrowing Base, the last day of each calendar month, provided that for any Borrowing Base Certificate delivered in connection with a borrowing of Loans as required by Section 4.02(e) hereof or a prepayment of Loans in accordance with Sections 2.02, 2.03(b) or 2.03(c), the date three (3) Business Days prior to such borrowing or repayment. For purposes of determining the Obligor Senior Leverage Ratio for any Obligor Loan in connection with such calculation, the Company shall use the most recently available information for each Obligor which is reflected in the Company’s internal credit performance tracking system, which to the extent that the Company has received such required information from the Obligor, shall be updated not less frequently than quarterly, it being understood that such information or calculation with respect to any Obligor Loan shall be conclusive absent the Company’s fraud, gross negligence or manifest error.

“Minimum Interest Coverage” has the meaning set forth in Section 6.14(a).

“Money” shall have the meaning accorded to such term in the UCC.

“Mortgaged Property” means the underlying real property and any improvements thereon on which a Lien is granted to secure a Real Estate Loan.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Natixis Facility” means that certain Amended and Restated Secured Loan and Servicing Agreement dated as of May 4, 2010, by and among NewStar Short-Term Funding, LLC, as borrower, the Company, as originator and servicer, MMP-7 Funding, LLC, as lender, NATIXIS Financial Products, Inc., as administrative agent, and U.S. Bank National Association, as trustee, together with any documents executed in connection therewith, as the same have been and may hereafter be amended from time to time.

“NewStar Collateral Subsidiary” means NewStar Loan Funding, LLC, a Delaware limited liability company.

“Non-Performing Loan” means an Obligor Loan held by the Company, the NewStar Collateral Subsidiary or any Investment Vehicle which is (or should have been, in accordance with the Company’s customary practices as in effect on the date hereof) classified as a non-performing loan by the Company.

“Note Documents” means this Agreement, the Security Agreement, each Note, each Subsidiary Guaranty and the Reaffirmation of Guaranty, together with any other note, security agreement, pledge agreement, control agreement, any guarantee of the Company’s Obligations, collateral assignments, and other contractual Obligations, filings and recordings executed, delivered or filed, including any amendments, supplements, renewals, extensions or replacements thereof, executed between any Note Party or its Affiliates and any Holder or the Administrative Agent or by any Note Party or its Affiliates for the benefit of the Administrative Agent or any Holder.

“Note Party” means the Company, each Subsidiary Guarantor and each other Subsidiary, if any, which becomes a party to any Note Document.

“Note” means a Revolving Note or a Term Note, as applicable.

“Obligations” means all Loans to, and debts, liabilities and obligations of, the Company or any other Note Party arising under or in connection with any Note Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and any future advances thereon, renewals, extensions, modifications, amendments, substitutions and consolidations thereof, including the Company’s obligations to pay (or reimburse Administrative Agent and Holders for) for costs and expenses payable by the Company pursuant to Section 12.04 and Section 12.05 hereof and fees payable by the Company as provided under Section 2.04 hereof, and including interest and fees that accrue after the commencement by or against the Company of any proceeding under any Debtor Relief Laws naming the Company as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means, with respect to any Obligor Loan, any Person or Persons which is a borrower or guarantor with respect thereto.

“Obligor Delayed Draw Term Loan” means an Obligor Loan that is fully committed on the closing date thereof and is required by its terms to be fully funded in one or more installments on draw dates to occur after the closing thereof but which, once fully funded, has the characteristics of an Obligor Term Loan. Once fully funded, such Loan will cease to be an Obligor Delayed Draw Term Loan. For the avoidance of doubt, if any particular individual tranche of an Obligor Loan meets the conditions described in the first sentence of this definition, then such individual tranche of such Obligor Loan shall, until fully funded, constitute an Obligor Delayed Draw Term Loan for the purposes of the calculation of the

Borrowing Base.

“Obligor EBITDA” means, for any period with respect to each Obligor Loan, EBITDA of such Obligor as reflected in the Company’s internal credit performance tracking system (to the extent the Company has received the required information from such Obligor) and approved by the chief credit officer of the Company, it being understood that the EBITDA reflected in such system shall be updated not less frequently than quarterly and shall be conclusive evidence of Obligor EBITDA with respect to such Obligor Loan, absent the Company’s fraud, gross negligence or manifest error.

“Obligor Loan” means any loan to an Obligor owned by the Company or any of its Subsidiaries.

“Obligor Loan Documents” means, with respect to any Obligor Loan, any and all promissory notes, loan agreements, credit agreements, note purchase agreements, guaranties, pledge agreements, mortgages, intercreditor agreements, subordination agreements and other agreements, instruments and documents executed and delivered by the Obligors from time to time in connection with such Obligor Loan.

“Obligor Revolving Loan” means an Obligor Loan that is a line of credit or contains an unfunded commitment (other than an Obligor Delayed Draw Term Loan) arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“Obligor Second Lien Loan” means any Obligor Loan (a) that is secured by a second priority security interest on all of the Related Property securing such Obligor Loan, (b) with respect to which the holders of the second priority security interest and first priority security interest have entered into an intercreditor agreement establishing the relative priorities of their respective security interests, and (c) which is not a REO Loan or a Real Estate Loan.

“Obligor Senior Debt” means, as of any date of determination with respect to any Obligor Loan (other than Obligor Second Lien Loans, REO Loans, Obligor Subordinated Loans and Real Estate Loans), the senior Indebtedness of such Obligor as of such date which Indebtedness (i) if secured, is secured by a first priority perfected security interest in substantially all of the property securing such debt, subject to exceptions to such first priority security interest set forth in the relevant Obligor Loan Documents evidencing such Obligor Loan which are customary in commercial loan transactions, including without limitation, for purchase money indebtedness, and (ii) is not contractually subordinated to any other Indebtedness of such Obligor.

“Obligor Senior Leverage Ratio” means, with respect to any Obligor Loan as of any Measurement Date, the ratio of (a) Obligor Senior Debt in respect of such Obligor Loan as of such Measurement Date to (b) Obligor EBITDA in respect of such Obligor Loan for the period of twelve consecutive calendar months ending on or most recently ended prior to such Measurement Date.

“Obligor Subordinated Loan” means any Obligor Loan which is by its terms subordinate in right of payment and priority to any other Indebtedness of the Obligor of such Loan and which is not an Obligor Second Lien Loan, a Real Estate Loan or a Structured Product.

“Obligor Term Loan” means an Obligor Loan that is a term loan that has been fully funded, does not contain any unfunded commitment arising from an extension of credit to an Obligor and which is not a Real Estate Loan or a Structured Product.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning accorded to such term in Section 3.01(b).

“Outstanding Obligor Loan Balance” means, as of any date of determination (a) with respect to any Performing Loan, the outstanding principal balance of such Performing Loan as of such date, (b) with respect to any Non-Performing Loan other than an REO Loan, the outstanding principal balance of such Non-Performing Loan as of the date on which it became a Non-Performing Loan minus the amount of all cash payments subsequently received (net of any expenses owed to the agent and/or the lenders, and their agents, representatives, and legal counsel in connection with the enforcement of such loan, the exercise of remedies, the liquidation of collateral, the holding of collateral pending liquidation and similar expenses) in respect of such loan after such loan became a Non-Performing Loan, and (c) with respect to any REO Loan, the outstanding principal balance of such REO Loan immediately prior to the consummation of the REO Acquisition giving rise to such Obligor Loan’s designation as an REO Loan minus the amount of all cash payments subsequently received (net of any expenses owed to the agent and/or the lenders, and their agents, representatives, and legal counsel in connection with the enforcement of such loan, the exercise of remedies, the liquidation of collateral, the holding of collateral pending liquidation or similar expenses) in respect of such loan after such loan became an REO Loan. For avoidance of doubt, in the case of any Obligor Revolving Loan or Obligor Delayed Draw Term Loan, the Outstanding Obligor Loan Balance shall include only the funded portion thereof as of such date of determination and shall not include the unfunded portion of the applicable lender’s commitment with respect thereto.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Performing Loan” means any Obligor Loan other than a Non-Performing Loan.

“Permitted Encumbrances” means those Liens permitted by Section 7.02 and any Customary Permitted Liens.

“Permitted Holders” means (i) any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (ii) any Person or group of Persons that Controls, is Controlled by, or is under common Control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any such Subsidiary; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is expressly subordinated in right of payment to, the Loans on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) if such Permitted Refinancing Indebtedness is secured, such Permitted Refinancing Indebtedness is secured by the same collateral as the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Use” means, with respect to the proceeds of a Loan at any time after the Amendment Closing Date, any lawful purpose; provided that the aggregate amount of Loan proceeds applied to repurchase Capital Stock of the Company shall not exceed $10,000,000 at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Possessory Collateral” means all Collateral with respect to which a security interest may be perfected by the secured party taking possession of such Collateral within the meaning of the UCC.

“Principal Cash” means, as of any date of determination, the aggregate amount of all restricted cash held by any Eligible Investment Vehicle in its principal and revolving credit reserve accounts related to its Investment Vehicle Debt as of such date, but excluding any restricted cash held in any interest reserve accounts.

“Proceeds” shall have the meaning accorded to such term in the UCC and shall include any and all insurance proceeds and loss proceeds in respect of the Collateral.

“Pro Forma Interest Charges” means, for any six-month period, the sum of all cash interest scheduled to be paid by the Company in connection with the Note Documents during such period. Pro Forma Interest Charges on the Total Outstandings hereunder shall be calculated based on the effective rate of interest for six-month period immediately succeeding the date of the Borrowing Base Certificate most recently delivered to the Administrative Agent as required by Section 6.02(c) hereof based on the Applicable Margin set forth therein as though such Pro Forma Interest Charges were payable on the first day of such six-month period.

“Pro Rata Share” means

(a) when used with respect to each Holder at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Commitment of such Holder at such time and the denominator of which is the aggregate Commitments of all Holders at such time (provided that if the Commitments have terminated or expired at such time, such Pro Rata Share shall be determined based on such Holder’s pro rata share of the aggregate Total Outstandings at such time);

(b) when used with respect to each Revolving Holder in relation to all Revolving Holders at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Revolving Commitment of such Revolving Holder at such time and the denominator of which is the aggregate Revolving Commitments of all Revolving Holders at such time (provided that if the Revolving Commitments have terminated or expired at such time, such Pro Rata Share shall be determined based on such Revolving Holder’s pro rata share of the aggregate outstanding Revolving Loans at such time); and

(c) when used with respect to each Term Holder in relation to all Term Holders at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Term Commitment of such Term Holder at such time and the denominator of which is the aggregate Term Commitments of all Term Holders at such time (provided that if the Term Commitments have terminated or expired at such time, such Pro Rata Share shall be determined based on such Term Holder’s pro rata share of the aggregate outstanding Term Loans at such time).

“Reaffirmation of Guaranty” means the Reaffirmation of Guaranty of even date herewith executed by the Subsidiary Guarantor and the Administrative Agent, as the same is amended or otherwise modified from time to time.

“Real Estate Loan” means any Obligor Loan for which the underlying Related Property consists primarily of commercial real estate owned by the Obligor.

“Real Estate Loan Workout Subsidiary” means any wholly-owned Workout Subsidiary of the Company formed or acquired in connection with any REO Loan owed solely to the Company or any of its wholly-owned Subsidiaries.

“Register” has the meaning set forth in Section 12.07(c).

“Related Property” means, with respect to any Obligor Loan, any property or assets designated and pledged or mortgaged as collateral to secure repayment of such Obligor Loan (including Mortgaged Property and/or a pledge of the equity interests of the Obligor), including all proceeds from any sale or other disposition of such property or assets.

“REO Acquisition” means the acquisition by the Company, any Investment Vehicle or any REO Affiliate on behalf of the Company or any Investment Vehicle of any Mortgaged Property through foreclosure or by deed in lieu of foreclosure.

“REO Affiliate” means a corporation, limited partnership, limited liability company or business trust organized under the laws of any state of the United States which is wholly owned by the Company or any Subsidiary and acquires title to any REO Property.

“REO Loan” means any Obligor Loan as to which the related Mortgaged Property has been acquired by the Company, any Investment Vehicle or any REO Affiliate on behalf of the Company or any Investment Vehicle through foreclosure or by deed in lieu of foreclosure (regardless of whether the principal amount of such Obligor Loan remains outstanding as a result of such acquisition by the Company, such Investment Vehicle or such REO Affiliate).

“REO Property” means a Mortgaged Property acquired by REO Acquisition.

“REO Subsidiary” means any REO Affiliate that is a direct wholly-owned subsidiary of the Company or a Subsidiary Guarantor. As of the Amendment Closing Date, the term “REO Subsidiary” shall include, without limitation, Alameda NS Four Holding, LLC, a Delaware limited liability company.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means, as of any date of determination, a Holder or Holders having Loans and unused Commitments representing more than 50% of the sum of the Total Outstandings and unused Commitments of all Holders at such time.

“Requirement of Law” or “Requirements of Law” means any requirement, direction, policy or procedure of any Law or License, Judgment, or Consent or Other Action.

“Responsible Officer” means, in the case of any Person, the chief executive officer, president, chief financial officer, treasurer, controller or chief investment officer of such Person, or, in the case of a limited partnership, the general partner of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether direct or indirect, and whether in cash, securities or other property) with respect to any class of Capital Stock of such Person now or hereafter outstanding, other than a dividend payable to the holders of any class of Capital Stock solely in shares of Capital Stock of such Person (other than Disqualified Capital Stock), (ii) any payment (whether direct or indirect, and whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, full or partial redemption, full or partial withdrawal, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, and (iii) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness of such Person.

“Revolving Asset Haircut” has the meaning specified in the definition of Adjustment Percentage.

“Revolving Commitment” means, with respect to each Revolving Holder, the commitment of such Revolving Holder to make Revolving Loans hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.03(b) and/or Section 2.03(c), or (2) reduced or increased from time to time pursuant to assignments by or to such Holder pursuant to Section 12.07. The initial maximum amount of each Revolving Holder’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Revolving Holder shall have assumed its Revolving Commitment, as applicable. The aggregate original maximum amount of the Revolving Commitments is equal to $50,000,000.

“Revolving Holder” means the Persons listed as a Revolving Holder on Schedule 2.01 and any other Person that shall have become a Revolving Holder party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a Revolving Holder party hereto pursuant to an Assignment and Assumption.

“Revolving Loan” means a loan made pursuant to Section 2.01(a) that utilizes the Revolving Commitments.

“Revolving Loan Percentage” means, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the Revolving Commitments at such time, and the denominator of which is equal to the sum of the Commitments at such time plus the outstanding principal amount of the Term Loans at such time.

“Revolving Note” means a promissory note made by the Company in favor of a Revolving Holder evidencing Revolving Loans made by such Revolving Holder, substantially in the form of Exhibit A hereto.

“Scheduled Maturity Date” means August 31, 2014.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” shall have the meaning accorded to such term in the UCC.

“Securities Account Control Agreement” means, with respect to any Securities Account, any control agreement or other similar agreement between each institution maintaining a Securities Account, the applicable Note Party and the Administrative Agent as the Administrative Agent shall deem necessary in its reasonable discretion, in form reasonably acceptable to the Administrative Agent, providing for such institution’s agreement to accept entitlement orders from the Administrative Agent as to the disposition of Investments held in the applicable Securities Account, which entitlement orders shall be issued by the Administrative Agent only so long as an Event of Default shall have occurred and be continuing.

“Security Agreement” means the Amended and Restated Pledge and Security Agreement of even date herewith executed by the Company, the Subsidiary Guarantors and the Administrative Agent, as the same is amended or otherwise modified from time to time.

“Senior Secured Debt” means any Indebtedness Incurred by the Company or any of its Subsidiaries on or after the Amendment Closing Date that (i) is secured by Liens on any assets of the Company or any such Subsidiary and (ii) in the case of any such Indebtedness other than the Obligations, is not contractually subordinated in right of payment to the Obligations.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to Incur, or believe (nor should it reasonably believe) that it will Incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Structured Product” means any loan made by the Company to an entity holding a portfolio of financial assets for which the Company is not the owner, manager or sponsor or any security owned by the Company or any Subsidiary issued by a CLO, CDO or other special purpose vehicle which CLO, CDO or special purpose vehicle is not sponsored or managed by the Company.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means, collectively, NewStar Collateral Subsidiary, Alameda NS Four Holding, LLC and each other Subsidiary of the Company that becomes a party to the relevant Note Documents as a Subsidiary Guarantor after the Amendment Closing Date. For avoidance of doubt, no Subsidiary of the Company that is not a Subsidiary Guarantor as of the Amendment Closing Date shall be required to become a Subsidiary Guarantor after the Amendment Closing Date.

“Subsidiary Guaranty” means a Subsidiary Guaranty, in the form attached hereto as Exhibit I with appropriate insertions, executed and delivered by each Subsidiary Guarantor as of the Closing Date or as of the date on which such Subsidiary becomes a Subsidiary Guarantor.

“Taxes” shall have the meaning accorded to such term in Section 3.01(a).

“Tax Party” shall have the meaning accorded to such term in Section 5.09.

“Term Commitment” means, with respect to each Term Holder, the commitment of such Term Holder to make Term Loans hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.03(c), or (2) reduced or increased from time to time pursuant to assignments by or to such Term Holder pursuant to Section 12.07. The initial maximum amount of each Term Holder’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Term Holder shall have assumed its Term Commitment, as applicable. The aggregate original maximum amount of the Term Commitments is equal to $50,000,000.

“Term Holder” means the Persons listed as a Term Holder on Schedule 2.01 and any other Person that shall have become a Term Holder party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a Term Holder party hereto pursuant to an Assignment and Assumption.

“Term Loan” means a loan made pursuant to Section 2.01(a) that utilizes the Term Commitments.

“Term Loan Make-Whole Amount” means an amount, calculated on an Actual/360 Basis for the period commencing on the date of the related Term Loan Make-Whole Date and ending on the date immediately preceding the second anniversary of the Amendment Closing Date, equal to (i) in the event that Section 2.04(d)(i) or Section 2.04(d)(ii) applies, the product of (x) 7.00% per annum and (y) the aggregate amount of the unfunded Term Commitments on such date, and (ii) in the event that Section 2.04(d)(iii) applies, the product of (x) 7.00% per annum and (y) the amount of such prepayment.

“Term Loan Make-Whole Date” means any of (i) in the event that Section 2.04(d)(i) applies, the date on which the Term Commitments are terminated pursuant to Section 2.03(c), (ii) in the event that Section 2.04(d)(ii) applies, November 29, 2010, and (c) in the event that Section 2.04(d)(iii) applies, the date on which any optional or mandatory repayment of the Term Loans occurs.

“Term Loan Percentage” means, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the sum of the Term Commitments at such time plus the aggregate outstanding principal amount of the Term Loans at such time, and the denominator of which is equal to the sum of the Commitments at such time plus the aggregate outstanding principal amount of the Term Loans at such time.

“Term Note” means a promissory note made by the Company in favor of a Term Holder evidencing Term Loans made by such Term Holder, substantially in the form of Exhibit A hereto.

“Total Outstandings” means, as of any date of determination, the aggregate outstanding principal amount of all Revolving Loans and Term Loans as of such date.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time as adopted in the State of New York; provided, however, that, if by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the terms “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unapplied Cash” means (i) Cash received by the Company or any Subsidiary Guarantor for the sole purpose of holding such funds in escrow for the benefit of an identifiable third party until a separate escrow deposit account is established and maintained, which account shall be promptly established, provided that the escrowed funds described in this clause (i) shall at no time exceed $1,000,000 in the aggregate for any single borrower, (ii) Cash in the nature of an overpayment of an Obligor Loan received by the Company or any Subsidiary Guarantor in its capacity as a lender or as the administrative or collateral agent for a syndicate of lenders for so long as such amounts constitute an overpayment, and/or (iii) Cash in the form of unidentified wires until such wires can be properly identified for transfer to the appropriate deposit account.

“Unencumbered Assets” means Obligor Loans or Investments owned by the NewStar Collateral Subsidiary or by an REO Subsidiary and not subject to any Lien (other than Permitted Liens).

“Unencumbered Asset Amount” means, as of any date of determination, the product of (a) 0.70 multiplied by (b) of the aggregate Adjusted Loan Amount of all Eligible Unencumbered Assets as of the Measurement Date ending on or most recently ended prior to such date.

“Unencumbered Revolving Asset” means any Unencumbered Asset constituting an Obligor Revolving Loan or an Obligor Delayed Draw Term Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, all Cash and Cash Equivalents (expressed in U.S. dollar denominated currency based, as applicable, on then current exchange rates) held at such time by the Company and its Subsidiaries that are not subject to any Lien (other than in favor of the Administrative Agent for the benefit of the Holders) and would not appear in the consolidated financial statements of the Company, prepared in accordance with GAAP, as a line item on the balance sheet as “restricted cash” or similar caption.

“Wachovia Facility” means that certain Third Amended and Restated Sale and Servicing Agreement, amended and restated as of July 15, 2009, by and among NewStar CP Funding, LLC, as the Seller, the Company, as the Originator and Servicer, Wells Fargo Securities, LLC, formerly known as Wachovia Capital Markets, LLC, as administrative agent and as WBNA Agent, U.S. Bank National Association, as the Trustee, Lyon Financial Services, Inc., as Backup Servicer, each of the conduit purchasers and institutional purchasers from time to time party thereto and each of the purchaser agents from time to time party thereto, together with any documents executed in connection therewith, as the same have been and may hereafter be amended from time to time.

“Warehouse Subsidiary” means a Subsidiary that is engaged as its sole business in acquiring loans or other debt instruments for purposes of transferring such loans or debt instruments to a CDO Subsidiary or a CLO Subsidiary.

“Workout Assets” means assets obtained in connection with any repossession or foreclosure proceeding, a consensual or voluntary settlement or workout proceeding, or any similar proceeding in connection with the exercise of creditors’ rights and remedies.

“Workout Subsidiary” means any Subsidiary of the Company which is formed or acquired solely in connection with repossession, foreclosure, insolvency, workout, settlement or other similar proceedings in respect of Workout Assets.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof’ and “hereunder” and words of similar import, when used in any Note Document, shall refer to such Note Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Note Document in which such reference appears.

(ii) The terms “include” and “including” are by way of example and not limitation.

(iii) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.05, except as otherwise specifically prescribed herein.

(b) If any change in GAAP used in the preparation of the most recent financial statements referred to in Section 5.05 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Company and results in a change in any of the calculations under Article VII or any financial ratio set forth in any Note Documents (to the extent required to be calculated in accordance with GAAP) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Company and the operation of any other provision of this Agreement shall be the same after such change as if such change had not been made; provided that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VII or any financial ratio under any Note Document shall be given effect until such provisions are amended to reflect such changes in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- up if there is no nearest number). Any interest rate calculated in accordance with the terms of this Agreement shall be rounded upward to the nearest whole multiple of one thousandth of one percent (0.001%).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE LOANS

2.01 Loans.

(a) Commitments.

(i) Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Holder severally agrees to make Revolving Loans to the Company from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (A) the outstanding principal amount of the Revolving Loans of such Revolving Holder exceeding the lesser of (1) such Revolving Holder’s Revolving Commitment at such time and (2) an amount equal to such Revolving Holder’s Pro Rata Share of the Revolving Loan Percentage of the Borrowing Base at such time or (B) the aggregate outstanding principal amount of the Revolving Loans of all Revolving Holders exceeding the lesser of (1) the aggregate amount of the Revolving Commitments of all Revolving Holders at such time and (2) the Revolving Loan Percentage of the Borrowing Base at such time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Revolving Loans.

(ii) Term Commitments. Subject to the terms and conditions set forth herein, each Term Holder severally agrees to make Term Loans to the Company from time to time on any

Business Day during the Availability Period in an aggregate principal amount that will not result in (A) the outstanding principal balance of the Term Loans of such Term Holder exceeding the lesser of (1) such Term Holder’s Term Commitment at such time (without giving effect to any reduction in such Term Holder’s Term Commitment resulting from the funding of Term Loans prior to such time) and (2) an amount equal to such Term Holder’s Pro Rata Share of the Term Loan Percentage of the Borrowing Base at such time or (B) the aggregate outstanding principal amount of the Term Loans of all Term Holders exceeding the lesser of (1) the aggregate amount of the Term Commitments at such time (without giving effect to any reduction in the aggregate Term Commitments resulting from the funding of Term Loans prior to such time) and (2) the Term Loan Percentage of the Borrowing Base at such time. Upon any payment or prepayment of a Term Loan in whole or in part, the Company shall have no right to reborrow the amount so paid or prepaid.

Notwithstanding the foregoing, (1) the Total Outstandings shall not at any time exceed the lesser of (A) the aggregate Commitments of all of the Holders at such time (without giving effect to any reduction in the aggregate Term Commitments resulting from the funding of Term Loans prior to such time) and (B) the Borrowing Base at such time and (2) no Holder shall be obligated to fund any Revolving Loan, and no Revolving Loan shall be made hereunder, prior to such time that the Term Loans have been funded in full and the aggregate undrawn Term Commitments are equal to zero.

(b) Requests for Loans. To request the funding or any Loan hereunder, the Company shall deliver to the Administrative Agent not later than 12:00 Noon, New York time, on the Business Day at least two (2) Business Days prior to the requested date of such proposed Loan, by facsimile or electronic mail transmission, a Borrowing Base Certificate in the form of Exhibit G hereto and a Borrowing Notice in the form of Exhibit H attached hereto, and setting forth all of the information required to be set forth therein, including without limitation, requested date of such Loan (which shall be a Business Day during the Availability Period), the amount of the Loan requested (which, for any Revolving Loan, shall be in a minimum principal amount of $2,000,000 or a whole multiple of $100,000 in excess thereof, and, for any Term Loan shall be in a minimum principal amount of $10,000,000 or a whole multiple of $100,000 in excess thereof), whether such Loan requested is a Revolving Loan or a Term Loan (if such Loan is requested during the Draw Period), and the Deposit Account of the Company to which such proceeds are to be delivered. During any single calendar month, the Company may not request, and the Holders shall not be required to fund, more than six (6) Loans during such calendar month. In the event that the Company does not borrow the full amount of the Term Commitments on or prior to November 29, 2010, the Company will be required to pay the Commitment Termination Fee to the extent required pursuant to Section 2.04(d)(ii).

(c) Funding of Borrowings. Each Holder shall make the proceeds of its Pro Rata Share of each Loan required to be made hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 Noon, New York time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Holders. The Administrative Agent will make such Loans available to the Company by wire transfer of the proceeds of such Loans to such account as the Company may specify in the Borrowing Notice. The failure of any Holder to make the proceeds of its Pro Rata Share of any Loan required to be made hereunder shall not relieve any other Holder of its obligation to make the proceeds of its Pro Rata Share of any Loan required to be made hereunder. No Holder shall be obligated to fund any Term Loan after the Draw Period Termination Date.

(d) Repayment of Loans. The Company unconditionally promises to pay (and such amount shall be required to be paid) to the Administrative Agent for the account of each Holder the then unpaid principal amount of such Holder’s Loans on the Maturity Date.

(e) Notes. On or prior to the Amendment Closing Date, the Company shall execute and deliver to each Holder having a Revolving Commitment a Revolving Note in the principal amount of such Holder’s Revolving Commitment and shall execute and deliver to each Holder having a Term Commitment a Term Note in the principal amount of such Holder’s Term Commitment.

2.02 Prepayments of Loans.

(a) Optional Prepayments. The Company shall have the right at any time and from time to time to prepay Revolving Loans or Term Loans in each case in whole or in part, subject to prior written notice in accordance with Section 2.02(c), and subject to the payment of any amounts due under Section 2.04(d) and payment in full of any other fees, expenses and Attorney Costs of the Administrative Agent. Any such optional prepayments shall be applied to repay the outstanding Revolving Loans first in full and then to repay the Term Loans.

(b) Mandatory Prepayments. The Company shall be obligated to, and shall, make prepayments of Loans hereunder as follows:

(i) Overadvances. If, following any reduction in the Revolving Commitments or at any other time the aggregate outstanding principal amount of the Revolving Loans shall exceed the Revolving Commitments, the Company shall immediately repay the Revolving Loans in an aggregate amount equal to such excess. If, at any time, the Total Outstandings shall exceed the Borrowing Base, the Company shall immediately repay the Loans in an aggregate amount equal to such excess (the “Borrowing Base Deficiency”). The amount of any Borrowing Base Deficiency prepaid in accordance with this Section 2.02(b)(i) shall be applied first to prepay outstanding Revolving Loans and second, after the principal amount of all Revolving Loans outstanding as of the date of such prepayment has been paid in full, to prepay outstanding Term Loans. Notwithstanding any provision to the contrary set forth in this Section 2.02(b)(i), in the event of a Borrowing Base Deficiency, at the Company’s option, the Company may, in lieu of making a prepayment in the amount of such Borrowing Base Deficiency in accordance with this Section 2.02(b)(i), pledge to the Administrative Agent in accordance with the terms of the Security Agreement within five (5) Business Days after the date of such Borrowing Base Deficiency such additional Collateral meeting the General Eligibility Criteria and all other relevant eligibility criteria in an amount sufficient to cause the Borrowing Base at such time to equal or exceed the Total Outstandings.

(ii) Change of Control. Within five Business Days after the occurrence of a Change of Control, the Company shall prepay all Loans then outstanding, the Commitments shall automatically terminate concurrently with such prepayment and the Company shall pay the fees required to be paid in connection with such prepayments and Commitment terminations under Section 2.04(d).

(iii) Disposition of CLO Notes. On the date of the Disposition of any Eligible CLO Note constituting Collateral in accordance with Section 7.04(f), if the Administrative Agent so requires, the Company shall prepay, in an amount equal to the sale proceeds of such Disposition, as follows: first, all Revolving Loans then outstanding until the principal balance thereof is reduced to zero, and then, all Term Loans then outstanding until the principal balance thereof is reduced to zero. In connection with any such repayment of the Revolving Loans, the Administrative Agent may at its option cause a permanent reduction in the Revolving Commitments in the amount equal to such repayment; provided that no fee under Section 2.04(c) will be due by the Company in connection with such a Revolving Commitment reduction. In connection with any prepayment of the Term Loans pursuant to this subparagraph, the Commitment Termination Fee shall be due pursuant to Section 2.04(d)(iii).

(c) Notification of Certain Prepayments. The Company shall notify the Administrative Agent by telephone (confirmed by facsimile or email transmission) of any voluntary prepayment of the Loans under Section 2.02(a) not later than 12:00 Noon, New York time, one Business Day before the date of such prepayment. The Company shall notify the Administrative Agent of any mandatory prepayment of the Loans pursuant to Section 2.02(b) as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid, the Commitments Excess (if applicable), the section of this Agreement pursuant to which such prepayment is to be made, and the Permitted Use or Permitted Uses applicable to the Loans being prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise each Holder of the contents thereof, and of the amount of such Holder’s Pro Rata Share of such prepayment. Each such prepayment shall be applied to the Loans of the Holders in accordance with their respective Pro Rata Shares. The Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) Prepayments Accompanied by Interest. All prepayments of the Loans pursuant to this Section 2.02 shall be accompanied by accrued interest through the date of prepayment, together with any amounts payable pursuant to Section 3.05.

2.03 Expiration, Termination or Reduction of Commitments.

(a) Expiration of Commitments. Unless previously terminated, the Revolving Commitments shall expire at the close of business on the Business Day immediately prior to the Maturity Date and the Term Commitments shall expire on the Draw Period Termination Date.

(b) Scheduled Optional Reductions of Revolving Commitments. The Company shall have the right to reduce the Revolving Commitments in part on the dates that are 90 days, 180 days, 270 days and 360 days from the Amendment Closing Date (or if such dates are not Business Days on the respective Business Days immediately succeeding such dates), subject to the payment of any amounts due under Section 2.04(c) and any other fees required to be paid hereunder; provided that the aggregate amount of all such partial reductions in the Revolving Commitments pursuant to this Section 2.03(b) shall not exceed $25,000,000. The Company shall notify the Administrative Agent of any election to reduce the Revolving Commitments at least one Business Day prior to the effective date of such reduction, specifying the effective date thereof. Each notice of reduction of the Revolving Commitments shall be irrevocable. Each reduction of the Revolving Commitments shall be permanent and shall be made ratably among the Revolving Holders in accordance with their respective Revolving Commitments.

(c) Optional Termination of Revolving Commitments or Term Commitments. The Company shall have the right at any time to terminate the Revolving Commitments, the Term Commitments or the Commitments in their entirety (but not in part) at any time other than on the dates specified in Section 2.03(b), subject to the payment of any applicable amounts due under Section 2.04(d). The Company shall notify the Administrative Agent of any election to terminate such Commitments under this Section 2.03(c) in writing at least one Business Day prior to the effective date of such termination, specifying the effective date thereof and whether the Revolving Commitments, the Term Commitments or the Commitments are elected to be terminated. Each notice of termination shall be irrevocable; provided that a notice of termination of the Commitments may state that such notice is conditional upon the effectiveness of other credit facilities, in which case, such notice may be revoked by the Company by notice to the Administrative Agent if such condition is not satisfied. Any termination of the Revolving Commitments or the Term Commitments under this Section 2.03(c) shall be permanent.

2.04 Fees.

(a) [Reserved].

(b) Unused Fee. The Company shall pay to the Administrative Agent for the account of each Holder in accordance with its Pro Rata Share, an unused fee equal to the Applicable Unused Fee Rate adjusted to a per diem rate times the daily average amount by which the aggregate Commitments exceed the Total Outstandings (assuming for the purpose of calculation hereof that all Loans requested by the Company and which the Company is entitled to receive in accordance with this Agreement have been fully funded). The unused fee shall accrue at all times prior to the Maturity Date, and shall be payable monthly in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the Amendment Closing Date, and on the date on which the Commitments terminate. All unused fees shall be computed on an Actual/360 Basis.

(c) Partial Revolving Commitment Reduction Fee. In the event that the Company effects a partial reduction of the Revolving Commitments pursuant to Section 2.03(b), the Company shall pay to the Administrative Agent, for the account of the Revolving Holders, on or prior to the date of such reduction, a fee equal to 0.50% of the aggregate amount of such reduction.

(d) Commitment Termination Fee. (i) In the event that the Revolving Commitments or Term Commitments are terminated in whole pursuant to Section 2.03(c) or Section 2.02(b)(ii), the Company shall pay to the Administrative Agent, for the account of the related Holders, concurrently with such termination, a fee in an amount equal to the Commitment Termination Fee with respect to such terminated Commitment. For avoidance of doubt, in the event that both the Revolving Commitments and the Term Commitments are terminated on the same day, the Company shall pay a Commitment Termination Fee with respect to the termination of the Revolving Commitments and a Commitment Termination Fee with respect to the termination of the Term Commitments, in each case pursuant to this clause (i) on that day.

(ii) In the event that the Company shall not have requested the funding of Term Loans in the aggregate principal amount of $50,000,000 in accordance with Section 2.01(b) on or prior to November 29, 2010 (or the Company shall have failed to satisfy the provisions of Section 4.02 with respect to the funding of such Term Loans such that Term Loans in the aggregate principal amount of $50,000,000 are not funded on or prior to such date), then within five (5) Business Days after such date, the Company shall pay the Commitment Termination Fee to the Administrative Agent for the account of the Term Holders; provided that if, prior to November 29, 2010, a Commitment Termination Fee has been paid by the Company pursuant to Section 2.04(d)(i) in connection with a termination of the Term Commitments in whole, then no Commitment Termination Fee shall be due pursuant to this Section 2.04(d)(ii).

(iii) At any time the Company makes an optional or mandatory prepayment of the Term Loans prior to the Scheduled Maturity Date, the Company shall pay to the Administrative Agent, for the account of the Term Holders, concurrently with such prepayment, a fee equal to the Commitment Termination Fee. For avoidance of doubt, in the event that a termination of any or all Commitments and a prepayment of a Term Loan occur on the same day, the Commitment Termination Fee due pursuant to this subparagraph (iii) shall be due in addition to the Commitment Termination Fees due pursuant to subparagraph (i) above.

(e) Liquidated Damages. The Company agrees that the fee described in paragraph (c) above and the Commitment Termination Fees represent reasonable liquidated damages and is a reasonable calculation of the Holders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments or an early prepayment of the Term Loans.

2.05 Interest.

(a) Subject to the provisions of Section 2.05(b), interest on the outstanding principal balance of the Loans will accrue for each day at the Interest Rate. All calculations of interest shall be computed on an Actual/360 Basis (which results in more interest being paid than if computed on a 30/360 Basis).

(b) Anything contained herein to the contrary notwithstanding, automatically without notice upon the occurrence and during the continuation of any Event of Default under Section 9.01(g), and upon written notice from the Administrative Agent, at the direction of the Required Holders upon the occurrence and during the continuance of any other Event of Default (i) interest (including post-petition interest in any proceeding under any Debtor Relief Law) on the Loans will accrue and be charged on the outstanding principal balance thereof for each day at the Default Rate and (ii) to the fullest extent permitted by applicable Laws, interest (including post-petition interest in any proceeding under any Debtor Relief Law) will accrue and be charged for each day at the Default Rate on any payments of interest that are not paid when due and any fees and other amounts that are then due and payable hereunder. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. The Company acknowledges and agrees that payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Holder.

(c) Except as otherwise provided in Section 2.05(b), interest on the Loans shall be due and payable in arrears on the last Business Day of each Interest Accrual Period, on the date of any prepayment of all or any portion of the outstanding principal amount of such Loans (on the outstanding principal amount so prepaid) and on the Maturity Date. Interest hereunder and under the Notes shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest shall accrue on each Loan for the day on which such Loan is first made hereunder and for each day on which such Loan remains outstanding thereunder, provided that any Loan that is repaid on the same day on which such Loan is made shall, subject to Section 2.05(b), bear interest for one day.

2.06 Payment Records. All payments of interest and fees made by the Company under this Agreement and the Notes shall be evidenced by one or more accounts or records maintained by the Administrative Agent and each applicable Holder in the ordinary course of business. Such accounts or records shall be conclusive, absent manifest error, of the amount of such interest and fees paid by the Company. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Holder and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Each Holder may attach schedules to any of its Notes and endorse thereon the date and amount of any payments with respect thereto.

2.07 Payments Generally.

(a) All payments to be made by the Company in respect of the Obligations shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company in respect of the Obligations shall be made to the Administrative Agent, for its own account or for the account of the respective Holders to which such payment is owed, as the case may be, via wire transfer of Dollars in immediately available funds on the date such payment is due and payable by 1:00 p.m., New York time. The Administrative Agent will promptly distribute to each Holder its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to the account of such Holder notified to the Administrative Agent from time to time. All payments received by the Administrative Agent after 1:00 p.m., New York time, on the date such payments are due and payable shall be deemed to have been received on the next succeeding Business Day, and any applicable interest or fees shall continue to accrue thereon until such Business Day.

(b) If any payment to be made by the Company in respect of the Obligations shall come due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing any applicable interest or fees.

(c) Unless the Company shall have notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Company will not make such payment, the Administrative Agent may assume that the Company will timely make such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment is not in fact made to the Administrative Agent in a timely manner in immediately available funds, then each Holder shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Holder, in immediately available funds, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Holder to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate from time to time in effect. A notice of the Administrative Agent to the Company with respect to any amount owing under this Section 2.07(c) shall be conclusive, absent manifest error.

(d) Nothing herein shall be deemed to obligate any Holder to obtain the funds to make any Loan in any particular place or manner or to constitute a representation by any Holder that it has obtained or will obtain the funds to make Loans in any particular place or manner.

(e) All obligations of the Holders pursuant to this Agreement (including obligations to make Loans) are several and not joint. The failure of any Holder to make any Loan on any date required hereunder shall not relieve any other Holder of its corresponding obligation to do so on such date, and no Holder shall be responsible for the failure of any other Holder to so make its Loan or to purchase its participation.

2.08 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Holder shall obtain, on account of any Note held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Holder shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Holders that would otherwise be entitled to such payment such participations in the related Notes held by them as shall be necessary to cause such purchasing Holder to share the excess payment in respect of such related Note pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Holder under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Holder in its discretion), such purchase shall to that extent be rescinded and each other related Holder shall repay to the purchasing Holder the purchase price paid therefor, together with an amount equal to such paying Holder’s ratable share (according to the proportion of (i) the amount of such paying Holder’s required repayment to (ii) the total amount so recovered from the purchasing Holder) of any interest or other amount paid or payable by the purchasing Holder in respect of the total amount so recovered, without further interest thereon. The Company agrees that any Holder so purchasing a participation from another Holder may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.07 with respect to such participation as fully as if such Holder were the direct creditor of the Company in the amount of such participation. The

Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.08 and will in each case notify the Holders following any such purchases or repayments. Each Holder that purchases a participation pursuant to this Section 2.08 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Holder were the original owner of the Obligations purchased.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Company to or for the account of the Administrative Agent or any Holder under any Note Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding (i) in the case of the Administrative Agent and each Holder, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Holder, as the case may be, is organized or, in the case of each Holder, maintains a lending office and (ii) any United States withholding taxes payable with respect to payments under the Note Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Holder, the date of the Assignment and Assumption) applicable to such Holder or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws, or in the interpretation or application thereof by any applicable taxing authority, occurring after the Closing Date (or the date of such Assignment and Assumption) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Note Document to the Administrative Agent or any Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Company shall furnish to the Administrative Agent (which shall forward the same to such Holder) the original or a certified copy of a receipt, or other documentation reasonably satisfactory to the Administrative Agent, evidencing payment thereof.

(b) In addition, the Company agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Note Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note Document (hereinafter referred to as “Other Taxes”).

(c) The Company agrees to indemnify the Administrative Agent and each Holder for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Holder and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within 30 days after the date the Holder or the Administrative Agent makes a demand therefor.

3.02 Illegality. If any Holder determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Holder to continue to make Loans or to determine or charge interest rates based upon the LIBO Rate, such Holder shall give notice thereof to the Company through the Administrative Agent. Upon receipt of such notice, the Company shall, upon demand from such Holder (with a copy to the Administrative Agent), either (i) prepay in full all Loans, either on the last day of the current Interest Accrual Period in respect of thereof, if such Holder may lawfully continue to maintain Loans until such date, or immediately, if such Holder may not lawfully continue to do so, or (ii) at the option of the Company, pay interest on such Holder’s Loans at a rate per annum, as determined by such Holder, that will provide a corresponding yield to such Holder compared to the yield that such Holder would have been realized if its Loans had continued to accrue interest at a rate based upon the LIBO Rate (taking into account any increased cost to such Holder of continuing to maintain Loans). Upon any such prepayment, the Company shall also pay accrued interest on the amount so prepaid. Each Holder agrees make Loans through a different office of such Holder if such designation will avoid the need for such notice and will not, in the good faith judgment of such Holder, otherwise be materially disadvantageous to such Holder.

3.03 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Interest Rate based upon the LIBO Rate for any period for any Loans, or that the Interest Rate with respect to any period for any Loans does not adequately and fairly reflect the cost to the Holders of maintaining such Loans, the Administrative Agent will promptly so notify the Company and each Holder. Thereafter, the Company shall pay to each Holder such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder shall determine) as may be necessary to compensate such Holder for the cost of maintaining such Loans.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Holder determines that, as a result of the introduction of or any change in or in the interpretation of any Law, or such Holder’s compliance therewith, there shall be any increase in the cost to such Holder of funding or maintaining Loans at the Interest Rate based upon the LIBO Rate or a reduction in the amount received or receivable by such Holder in connection with any of the foregoing (excluding, for purposes of this Section 3.04(a), any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), or (ii) changes in the basis of taxation of overall net income or overall gross income (or franchise taxes imposed (in lieu of net income taxes)) by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Holder is organized or maintains its Loans), or any acquisition of funds by such Holder (or its parent corporation), then from time to time upon demand of such Holder (with a copy of such demand to the Administrative Agent), the Company shall pay to such Holder such additional amounts as will compensate such Holder for such increased cost or reduction.

(b) If any Holder determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Holder therewith, has the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of such Holder’s obligations hereunder or the making or maintaining by such Holder of its Loans (taking into consideration its policies with respect to capital adequacy and such Holder’s desired return on capital), then from time to time upon demand of such Holder (with a copy of such demand to the Administrative Agent), the Company shall pay to such Holder such additional amounts as will compensate such Holder for such reduction.

3.05 Funding Losses. Upon demand of any Holder (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Holder for, and hold such Holder harmless from, any loss (other than any loss of anticipated profits) and any cost or expense incurred by it as a result of:

(a) any failure by the Company to satisfy the conditions precedent to the making of any Loan after having delivered a Borrowing Notice with respect thereto; or

(b) any payment or prepayment of any Loan (whether by reason of acceleration or otherwise) on a day other than on the last day of its Interest Accrual Period, the Maturity Date, on the date specified in a notice of prepayment issued in accordance with Section 2.02(c), or on a date specified therefor in Section 2.03;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to purchase, hold or make Loans or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. For purposes of calculating amounts payable by the Company to any Holder under this Section 3.05, such Holder shall be deemed to have funded Loans at the Interest Rate applicable thereto by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loans were in fact so funded; in each case, provided that such Holder delivers to the Company a certificate showing in reasonable detail the calculations used in determining the amounts payable by the Company under this Section 3.05.

3.06 Matters Applicable to all Requests for Compensation.

(a) Any Holder claiming any additional amounts payable pursuant to this Article III shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending or purchasing office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the reasonable determination of such Holder, be otherwise disadvantageous to such Holder.

(b) A certificate of the Administrative Agent or any Holder claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a reasonably detailed invoice therefor and supporting calculations shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Holder may use any reasonable averaging and attribution methods.

3.07 Survival. All of the Company’s obligations under this Article III shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

3.08 Substitution of Holders.

(a) In the event that (i) (A) any Holder makes a claim under Section 3.04, (B) it becomes illegal for any Holder to continue to make Loans or to determine or charge interest rates based upon the LIBO Rate and such Holder so notifies the Company pursuant to Section 3.02, or (C) any Holder is required to make any payment pursuant to Section 3.01 that is attributable to a particular Holder, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Holder under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Required Holders under this Agreement and (iii) in the case of clause (i)(A), (B) or (C) above, Holders holding at least 75% of the Total Outstandings and aggregate unused Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Holder, an “Affected Holder”), the Company may substitute any Holder and, if reasonably acceptable to the Administrative Agent, any other Eligible Holder (a “Substitute Institution”) for such Affected Holder hereunder, after delivery of a written notice (a

“Substitution Notice”) by the Company to the Administrative Agent and the Affected Holder within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described above that the Company intends to make such substitution; provided that, if more than one Holder claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Company within 30 days of each other, then the Company may substitute all, but not (except to the extent the Company has already substituted one of such Affected Holders before the Company’s receipt of the other Affected Holders’ claim) less than all, Holders making such claims.

(b) If the Substitution Notice was properly issued under this Section 3.08, the Affected Holder shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Holder under the Note Documents, and the Substitute Institution shall assume, and the Affected Holder shall be relieved of all prior unperformed obligations of the Affected Holder under the Note Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Holder of its Pro Rata Share of the Total Outstandings owed to it pursuant to the Note Documents, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Company whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Holder in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Holder” hereunder for all purposes of this Agreement.

(c) Each Holder agrees that, if it becomes an Affected Holder and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 3.08, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment, together with any Note held by it; provided that the failure of any Affected Holder to execute an Assignment and Assumption or deliver such Notes shall not render such assignment invalid.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness of this Agreement and Initial Borrowing. The effectiveness of this Agreement and the obligation of the Holders to make the initial Loan hereunder is subject to the prior or concurrent satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Person, each dated the Amendment Closing Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Security Agreement, the Notes, the Reaffirmation of Guaranty and the other Note Documents, sufficient in number for distribution to the Administrative Agent, each Holder and the Company;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Note Party is a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Note Party is duly organized or formed, and that each Note Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified in any such jurisdiction other than the jurisdiction of such Note Party’s organization or formation could not reasonably be expected to result in a Material Adverse Effect;

(iv) a certificate of a Responsible Officer of the Company stating that no consent, license or approval is required in connection with the execution, delivery and performance by any Note Party and the validity against such Note Party of the Note Documents to which it is a party, other than those consents, licenses and approvals that have already been obtained;

(v) a certificate signed by a Responsible Officer of the Company certifying that (A) the representations and warranties of the Company contained in Article V or any other Note Document, or which are contained in any document furnished under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Amendment Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; (B) no Default or Event of Default shall have occurred and be continuing as of the Amendment Closing Date, or would result from the occurrence thereof; (C) there shall be no Law or Judgment binding on any Note Party, and the Administrative Agent shall not have received from the Company any notice that any action, suit, investigation, litigation or proceeding is pending or overtly threatened in any court or before any arbitrator or Governmental Authority, which would be reasonably expected to impose or result in the imposition of a Material Adverse Effect; and (D) there has been no event or circumstance since June 30, 2010 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(vi) a Borrowing Base Certificate setting forth the Borrowing Base as of the Amendment Closing Date, after giving effect to the initial Loans, if any, made on the Amendment Closing Date.

(b) The Administrative Agent shall be satisfied that all actions have been taken that are necessary in order for the Administrative Agent to have a valid, perfected, first priority security interest in all of the Collateral, subject only to Permitted Encumbrances.

(c) The Administrative Agent shall have received one or more favorable written opinions of counsel to the Note Parties, dated the Amendment Closing Date and addressed to the Administrative Agent and the Holders, as to such matters concerning the Note Parties, the Note Documents and the validity, perfection and priority of the security interests of the Administrative Agent in the Collateral as the Administrative Agent may reasonably request.

(d) Any fees required to be paid on or before the Amendment Closing Date shall have been paid or will be paid in accordance with this Agreement.

(e) The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.

4.02 Conditions to all Borrowings. The obligation of each Holder to make Loans hereunder is subject to the satisfaction of the following conditions precedent as of the applicable borrowing date of such Loan:

(a) The representations and warranties of the Company contained in Article V or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such borrowing date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (b) and (c), respectively, of Section 6.01.

(b) No Default or Event of Default shall have occurred and be continuing, or would result from the making of such Loan.

(c) The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

(d) There shall be no Law or Judgment binding on any Note Party, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or overtly threatened in any court or before any arbitrator or Governmental Authority, in any such case which (i) purports to enjoin, prohibit, restrain or otherwise affect the making of such Loan or (ii) would be reasonably expected to impose or result in the imposition of a Material Adverse Effect.

(e) The Company shall have delivered to the Administrative Agent a Borrowing Base Certificate, including without limitation, calculations demonstrating, in reasonable detail, that after giving effect to the making of such Loan, the Company is in compliance with the financial covenants set forth in Section 6.14.

(f) Each Borrowing Notice submitted by the Company, and the receipt and acceptance by the Company of the proceeds of each Loan, shall be deemed to be a representation and warranty by the Company that the conditions specified in this Section 4.02 will be or have been satisfied on and as of the applicable borrowing date, as the case may be.

ARTICLE V.

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Company represents, warrants and covenants to the Administrative Agent and the Holders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Note Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, except to the extent that the failure to obtain such governmental licenses, authorizations, consents or approvals could not reasonably be expected to result in a Material Adverse Effect and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where any Collateral is located and in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Laws except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Note Party of each Note Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (with the passage of time, the giving of notice or otherwise) (a) contravene or Conflict with the terms of any of such Person’s Organizational Documents; (b) Conflict with, or result in the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any Judgment or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of the foregoing clauses (b) and (c), to the extent that such Conflict or violation could not reasonably be expected to result in a Material Adverse Effect.

5.03 No Consent or Other Action. No Consent or Other Action by, from, with or to any other Person is required prior to or otherwise in connection with (a) the Company’s ownership of the Collateral and conduct of its Business, except those Consents the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect, (b) any Note Party’s execution and delivery of, and performance of its obligations under, the Note Documents to which it is a party, (c) the Grant of any Lien granted under the Security Agreement, or (d) the validity, perfection and maintenance of any Lien created under the Security Agreement, except for (i) those consents already obtained and (ii) in the case of the foregoing clauses (c) and (d), the filing of the Financing Statement with the Filing Offices.

5.04 Binding Effect. This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by or on behalf of each Note Party that is a party thereto. This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of each Note Party that is a party thereto, enforceable against such Note Party in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The audited financial statements of the Company for the fiscal year ended December 31, 2009 and the unaudited financial statements of the Company for the fiscal quarter ended June 30, 2010, copies of which have been made available to the Administrative Agent, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since June 30, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06 attached hereto, there is no Litigation pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, (i) against the Company or any of its Subsidiaries or any of the Collateral that could reasonably be expected to result in a Material Adverse Effect, or (ii) pertaining to this Agreement or any other Note Document, or any of the transactions contemplated hereby.

5.07 No Default. Neither the Company nor any of its Subsidiaries is in default under any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

5.08 Insurance. The Company is in compliance with the Insurance Requirements.

5.09 Taxes. The Company, its Subsidiaries and each Person which might have tax liabilities for which the Company or any Subsidiary is or may be liable (each, a “Tax Party”) (a) have filed, or caused to be filed, and will continue to file in a timely manner all Federal, state and other material tax returns and reports required to be filed, (b) have paid, and will continue to pay, all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, (c) have paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by them, and (d) have collected, deposited and remitted, in accordance with all Requirements of Law, all sales and/or use taxes applicable to the conduct of their respective businesses, except, in each case, taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Tax Party and with respect to which adequate reserves have been set aside on its books. There are no Liens on any properties or assets of the Company or any of its Subsidiaries imposed or arising as a result of the delinquent payment or the nonpayment of any tax, assessment, fee or other governmental charge. No Tax Party has given or consented to any waiver of the statute of limitations with respect to its tax liabilities for any fiscal year. Except as reflected in the most recent financial statements provided to the Administrative Agent, the Company does not know of any transaction or matter which might or could result in additional tax assessments to any Tax Party.

5.10 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11 Company Information; Subsidiaries, Etc.

(a) As of the Amendment Closing Date, the legal names, federal taxpayer identification numbers, states of formation, prior legal names, organizational identification numbers and mailing addresses, as applicable, for each Note Party are accurately set forth on Schedule 5.11(a) attached hereto.

The Company will not change its name or state of incorporation without providing the Administrative Agent with 10 Business Days prior written notice thereof.

(b) Except as disclosed in part (a) of Schedule 5.11(b) attached hereto, as of the Amendment Closing Date, the Company has not merged, consolidated, acquired all or substantially all of the assets of any Person or used any other name (whether in connection with the Business or the Collateral or for other business, obtaining credit or financing or otherwise) since January 5, 2005. As of the Amendment Closing Date, the Company does not have any Subsidiaries or Investments in the Capital Stock of any Person other than those owned by the Company that are set forth in part (b) of Schedule 5.11(b) attached hereto. Part (c) of Schedule 5.11(b) sets forth as of the Amendment Closing Date each Subsidiary of the Company which is an Investment Vehicle together with a classification of each such Investment Vehicle as a CDO Subsidiary, a CLO Subsidiary or a Warehouse Subsidiary. Part (d) of Schedule 5.11(b) sets forth as of the Amendment Closing Date each Subsidiary of the Company which is a Workout Subsidiary.

5.12 Purpose of Loans; Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Company intends to use the proceeds of Loans solely as provided in Section 6.12 and does not intend to (and will not) use all or any portion of the proceeds of any Loan for any purpose that would constitute a violation of Regulation T, U or X of the FRB.

(b) The Company (i) is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935 and (ii) is not, and is not required to be, registered as an “investment company” under the Investment Company Act of 1940.

5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Note Party to the Administrative Agent or any Holder in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14 Compliance with Laws. The Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all Judgments applicable to it or to its properties, except in such instances in which (a) such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15 Business and Location.

(a) On the Amendment Closing Date, the Company’s chief executive office address is located at 500 Boylston Street, Suite 1200, Boston, MA 02116. The Company does not conduct any business or operations other than the Business and activities reasonably related or incidental thereto. Accurate and complete records of all Collateral are maintained at the Company’s chief executive office. The Company will not engage in any business or activities other than the Business and activities reasonably related or incidental thereto during the term hereof.

(b) Except as otherwise provided in Section 6.10 or 6.11 hereof or agreed to by the Administrative Agent, on the Amendment Closing Date, all Collateral Revenues and Proceeds of

Collateral are on deposit in a Deposit Account that is subject to a Deposit Account Control Agreement or in a Securities Account that is subject to a Securities Account Control Agreement.

5.16 Financing Statement; Perfected Security Interest. The Company hereby authorizes the Administrative Agent, on behalf of Holders, to file the Financing Statement in the form attached hereto as Exhibit C in the Filing Office or in such other locations as the Administrative Agent, on behalf of Holders, may now or hereafter deem necessary or prudent in its reasonable discretion. The execution and delivery of this Agreement and the Security Agreement and the Grant of the Lien in favor of the Administrative Agent under the Security Agreement create a valid, enforceable Lien in the Collateral and the Proceeds thereof. The Filing Office is the only office where a financing statement is required to be filed under the UCC in order to perfect such security interest in all Filing Collateral. Following the filing of the Financing Statement in the form attached hereto as Exhibit C in the Filing Office and subject to Permitted Encumbrances, the Lien of the Administrative Agent, on behalf of Holders, in all Filing Collateral (including all Securities Accounts) is a first priority perfected security interest. Following the Administrative Agent’s obtaining “control” within the meaning of the UCC, and subject to Permitted Encumbrances, the Lien of the Administrative Agent, on behalf of Holders, in all Control Collateral that does not also constitute Filing Collateral is a first priority perfected security interest. Upon delivery into the Administrative Agent’s possession of all Possessory Collateral that does not also constitute Filing Collateral, the Lien therein of the Administrative Agent, on behalf of Holders, will be a first priority perfected security interest.

5.17 Title; Sufficiency; No Liens. The Company has and will maintain good title to the Collateral free of all Liens (other than the Lien granted to the Administrative Agent, on behalf of the Holders, hereunder and Permitted Encumbrances). Except with respect to filings reflecting Permitted Encumbrances, there is no effective financing statement (or similar statement, agreement, pledge, deed of trust, mortgage, notice or registration), Lien, or, to the Company’s knowledge, Judgment filed with, registered, indexed or recorded in any Governmental Authority, directly or indirectly identifying or encumbering or covering or involving any Collateral or which could reasonably be expected to have a Material Adverse Effect. The Company shall take actions necessary to terminate all effective filings other than those reflecting Permitted Encumbrances prior to or concurrently with the Amendment Closing Date.

5.18 No Further Liens on Collateral. Other than with respect to the Lien granted herein to the Administrative Agent on behalf of the Holders and other than with respect to Permitted Encumbrances, the Company has not entered into, and will not enter into, any agreement or understanding or take, permit or suffer to exist any action (including the filing of a financing statement, agreement, pledge, deed of trust or mortgage, notice or registration) or event (whether by operation of law or otherwise) for the purpose of, or that may have the effect of, directly or indirectly, Granting or permitting any Lien on any Collateral, any interest therein or rights pertaining thereto.

5.19 Capitalization; Solvency.

(a) As of the Amendment Closing Date, the Company’s authorized capital stock consists of 145,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, all of which preferred stock is undesignated. The Company’s common stock beneficially owned as of March 15, 2010 by each person or group who is known by the Company to own beneficially more than 5% of its common stock based solely upon reports filed with the Securities and Exchange Commission is described on Schedule 5.19(a) attached hereto. As of March 15, 2010, the issued and outstanding shares of common stock and of preferred stock are set forth on Schedule 5.19(a) hereto and all outstanding shares are duly and validly issued, fully paid and nonassessable.

(b) The Company is Solvent and will continue to be Solvent after giving effect to each Loan hereunder, the security interests of Administrative Agent, on behalf of Holders, and the other transactions contemplated hereunder.

5.20 Brokers and Financial Advisors. Other than as set forth on Schedule 5.20, no brokers or finders were used by the Company in connection with the financing contemplated hereby and the Company hereby agrees to indemnify and hold the Administrative Agent and the Holders harmless from and against any and all liabilities, costs and expenses (including reasonable attorney’s fees and court costs) suffered or incurred by the Administrative Agent or any such Holder as a result of any Person claiming to have acted as a broker or finder on behalf of the Company in connection with the transaction contemplated hereby. The provisions of this Section shall survive the expiration and termination of this Agreement and the payment of the Obligations.

5.21 Ownership of CLO Notes. Other than the CLO Notes set forth on Schedule 1.01A, as of the Amendment Closing Date, neither the Company nor 2009 CLO Subsidiary holds or otherwise owns any CLO Notes.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Commitment remains in effect or any Loan or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Company shall:

6.01 Financial Statements. Deliver to the Administrative Agent and, except as indicated below, each Holder, in form and detail reasonably satisfactory to the Administrative Agent:

(a) As soon as available, but in any event within 30 days after the end of each fiscal month of the Company (except the fiscal months that coincide with the end of each fiscal quarter and fiscal year), the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal month, together with consolidated statements of income for such fiscal month, in each case as prepared for the Company’s internal purposes and in form substantially similar to the monthly financial statements of the Company and its Subsidiaries delivered to the Administrative Agent prior to the date hereof (which for the avoidance of doubt, do not include monthly “true-up” adjustments to the allowance for loan loss reserve, the provision for credit losses, the equity compensation expense, incentive accruals and income tax expense) and certified by the chief financial officer, the controller or the treasurer of the Company;

(b) As soon as available, but in any event within 45 days after the end of each fiscal quarter of the Company (except the last fiscal quarter of each fiscal year of the Company), consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of income and cash flows for such fiscal quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such fiscal quarter, certified by the chief financial officer, the controller or the treasurer of the Company; and

(c) As soon as available, but in any event within 120 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) Concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) above, a certificate of a Responsible Officer of the Company substantially in the form attached hereto as Exhibit E (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Minimum Interest Coverage, Coverage Test and Consolidated Net Worth for demonstrating compliance with Section 6.14 and for demonstrating compliance with the other matters specified therein, and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Company proposes to take with respect thereto;

(b) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) On the Amendment Closing Date and concurrently with (i) any borrowing of Loans as required by Section 4.02(e) hereof and (ii) any prepayment of Loans in accordance with Sections 2.02, 2.03(b) and/or 2.03(c), but in any event within 15 days after the end of each calendar month, a Borrowing Base Certificate, as at the end of such month, in each case duly certified by the chief financial officer, treasurer or controller of the Company; and

(d) Promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Note Documents, as the Administrative Agent may from time to time reasonably request.

Any documents, schedules, invoices or other papers delivered to the Administrative Agent or the Holders may (but shall not be required to) be destroyed or otherwise disposed of by the Administrative Agent or the Holders at any time after the same are delivered to the Administrative Agent or the Holders, except as otherwise designated by the Company to the Administrative Agent in writing, but shall at all times be subject to the confidentiality provisions of Section 12.08 hereof.

The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Holder shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly notify the Administrative Agent and each Holder:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, to the extent applicable, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute or Litigation between the Company or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any Litigation affecting the Company or any Subsidiary; or (iv) any material loss, damage, or Litigation relating to the Collateral;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company requiring the Company to restate any of its financial statement previously delivered to the Administrative Agent pursuant to Section 6.01.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

6.04 Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Encumbrance) upon any property of the Company; and (c) all Indebtedness of the Company, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. Except as otherwise permitted under Section 7.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (in the case of this clause (b)) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. At the Company’s sole cost and expense, (a) maintain policies of insurance for director, officer and company liability with the insurance companies providing such policies to the Company as of the Closing Date, or such other financially sound and reputable insurance companies acceptable to the Administrative Agent, in amounts not less than the amounts of the Company’s policies existing as of the Closing Date, and in each case, which policies are otherwise consistent with sound business practice for entities with lines of business substantially similar to those lines of business conducted by the Company, and the Company will furnish to the Administrative Agent upon request full information as to the insurance carried, (b) timely pay all premiums, fees and charges required in connection with all of its insurance policies and otherwise continue to maintain such policies in full force and effect; and (c) promptly notify the Administrative Agent of any loss in excess of $2,000,000 covered by or claim under or notice made in connection with any such insurance policies (collectively, the “Insurance Requirements”).

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all Judgments applicable to it or its business or property, except in such instances in which (a) such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and its Subsidiaries; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or its Subsidiaries.

6.09 Inspection Rights. Permit representatives and agents of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom (but not copies thereof), and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (provided that representatives of the Company may be present at any such discussion), all at the expense of the Administrative Agent (unless an Event of Default has occurred and is continuing) (which expense shall not be reimbursable by the Company pursuant to Sections 12.04 or 12.05) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon a reasonable advance written notice to the Company; provided that when an Event of Default exists the Administrative Agent (or any of representative or agent thereof) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.10 Banks and Payments. Cause all Collateral Revenues and Proceeds to be deposited (x) into that certain account of NewStar Concentration LLC held at Wachovia Bank, National Association the last four digits of which are 5215 or any replacement or successor account (the “Concentration Account”), and to further cause all Collateral Revenues and Proceeds to be transferred out of such Concentration Account and into an account listed on Schedule 6.10 or 6.11 attached hereto within two Business Days of the deposit thereof into such Concentration Account, or (y) directly into Deposit Accounts listed on Schedule 6.10 attached hereto, which Schedule may be updated by the Company from time to time by delivering to the Administrative Agent a revised Schedule 6.10 reflecting any changes with respect to the Deposit Accounts maintained by the Company or any Subsidiary Guarantor into which the Company or any Subsidiary Guarantor intends to deposit or deposits any Collateral Revenues or Proceeds. With respect to any new Deposit Account reflected on a revised Schedule 6.10 delivered after the Amendment Closing Date, prior to depositing any Collateral, Collateral Revenues or Proceeds into such new account, the Company or such Subsidiary Guarantor shall enter into a Deposit Account Control Agreement with respect to such Deposit Account. For the avoidance of doubt, no Deposit Account of the Company or any Subsidiary shall be required to be subject to a Deposit Account Control Agreement, or otherwise subject to the Administrative Agent’s control other than those Deposit Accounts of the Company or any Subsidiary Guarantor into which the Company or such Subsidiary Guarantor intends to deposit or deposits Collateral Revenues or Proceeds. Notwithstanding anything in this Section 6.10 or in the other Note Documents to the contrary, the Administrative Agent agrees that (a) it shall not give instructions to any depository bank pursuant to any Deposit Account Control Agreement unless an Event of Default shall have occurred and be continuing, and (b) if it shall have given instructions to any depositary bank pursuant to any Deposit Account Control Agreement and the Event of Default related thereto shall be cured to the satisfaction of the Administrative Agent or waived by the Administrative Agent, the Administrative Agent shall, upon the request of the Company, withdraw such instruction. Each Deposit Account Control Agreement shall constitute a present grant of control to the Administrative Agent and shall provide the Administrative Agent, for the benefit of the Holders, a first priority security interest in the affected Deposit Account. Notwithstanding anything in this Section 6.10 to the contrary, the Company and the Subsidiary Guarantors shall be permitted to maintain the following accounts not subject to the Administrative Agent’s control: (i) accounts of the Company or any Subsidiary Guarantor established and maintained for the purpose of holding funds in escrow for the benefit of third parties, (ii) accounts of the Company established and maintained for the purpose of clearing amounts (A) held in the Company’s capacity as the administrative or collateral agent for a syndicate of lenders (but excluding for the avoidance of doubt any syndicate of lenders composed entirely of Note Parties), and/or (B) owed to Investment Vehicles that are not Note Parties in connection with their ordinary course financing transactions, (iii) that certain account of the Company held at Bank of America, N.A. the last four digits of which are 6695 or any replacement or successor account used solely for payroll, employee bonuses, taxes, accounts payable and other miscellaneous finance-related payments, (iv) that certain account of the Company held at Wachovia Bank, National Association the last four digits of which are 6272 or any replacement or successor account generally used for making disbursements, and (v) provided that no Default or Event of Default shall have occurred and be continuing, those other accounts of the Company or any Subsidiary Guarantor expressly designated on Schedule 6.10 attached hereto so long as the total amount of funds on deposit in such designated accounts (excluding Unapplied Cash) does not exceed $500,000 in the aggregate at any given time. Except as otherwise provided in this Section 6.10 or in Section 6.11, each Deposit Account and Securities Account maintained by the Company and each Subsidiary Guarantor into which the Company or such Subsidiary Guarantor intends to deposit or deposits Collateral, Collateral Revenues or Proceeds is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, and is listed on Schedule 6.10 or Schedule 6.11.

6.11 Securities and Investments. Cause all Collateral consisting of securities and Investments owned by the Company or any Subsidiary Guarantor and held by a securities intermediary to be held in one of the Securities Accounts listed on Schedule 6.11 attached hereto, which Schedule may be updated by the Company from time to time by delivering to the Administrative Agent a revised Schedule 6.11 reflecting any changes with respect to the Securities Accounts maintained by the Company in which the Company intends to deposit or deposits any Collateral. With respect to any new Securities Account reflected on a revised Schedule 6.11 delivered after the Amendment Closing Date, prior to causing any Collateral consisting of securities or Investments owned by the Company or any Subsidiary Guarantor to be held in any such new Securities Account, the Company or such Subsidiary Guarantor shall enter into a Securities Account Control Agreement with respect to such Securities Account. For the avoidance of doubt, no Securities Account of the Company or any Subsidiary Guarantor shall be required to be subject to a Securities Account Control Agreement, or otherwise subject to the Administrative Agent’s control other than those Securities Accounts of the Company or any Subsidiary Guarantor into which the Company or such Subsidiary Guarantor intends to deposit or deposits any Collateral. Notwithstanding anything in this Section 6.11 or in the other Note Documents to the contrary, the Administrative Agent agrees that (a) it shall not give instructions to any institution maintaining a Securities Account pursuant to a Securities Account Control Agreement unless an Event of Default shall have occurred and be continuing, and (b) if it shall have given instructions to any institution maintaining a Securities Account pursuant to any Securities Account Control Agreement and the Event of Default related thereto shall be cured to the satisfaction of the Administrative Agent or waived by the Administrative Agent, the Administrative Agent shall, upon the request of the Company, withdraw such instruction. Each such Securities Account Control Agreement shall constitute a present grant of control to the Administrative Agent and shall provide the Administrative Agent, for the benefit of the Holders, a first priority security interest in the affected Securities Account. Notwithstanding anything in this Section 6.11 to the contrary, the Company and the Subsidiary Guarantors shall be permitted to maintain not subject to the Administrative Agent’s control that certain Securities Account of the Company held at Wachovia Bank the last four digits of which are 0631 (or any successor or replacement account) used solely for the purpose of holding the Company’s treasury stock.

6.12 [Reserved].

6.13 Use of Proceeds. The Company shall use the proceeds of Loans only for a Permitted Use or Uses.

6.14 Certain Financial Covenants.

(a) Minimum Interest Coverage. The Company and its Subsidiaries shall at all times maintain the sum of Unrestricted Cash plus Availability in an amount at least equal to Pro Forma Interest Charges for the six-month period immediately succeeding any date of determination (the “Minimum Interest Coverage”).

(b) Coverage Test. The Company shall at all times cause the Borrowing Base as of any date of determination less the Pro Forma Interest Charges as of such date to equal or exceed the Total Outstandings as of such date (the “Coverage Test”).

(c) Consolidated Net Worth. The Company and its Subsidiaries shall at all times maintain a Consolidated Net Worth of at least $400,000,000, less the amounts of any reduction in the assets designated on the Company’s consolidated balance sheet as “deferred income taxes, net” and/or “deferred financing costs, net” from the amounts thereof shown on the Company’s consolidated balance sheet as of September 30, 2009.

6.15 Certain Property Interests. In the event the Company or any Subsidiary Guarantor has or acquires any fee interest in real property (including, without limitation, any REO Property), the Company shall, upon the Administrative Agent’s request and at the expense of the Company promptly (i) furnish to the Administrative Agent all information relating to such property as the Administrative Agent may reasonably request and (ii) execute and deliver (or cause such Subsidiary Guarantor to execute and deliver) such mortgages or deeds of trust in form and substance reasonably acceptable to the Administrative Agent covering such property, together with evidence that such mortgages or deeds of trust have been recorded in all places to the extent necessary or reasonably desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority lien on such property in favor of the Administrative Agent for the benefit of the Holders (or in favor of such other trustee as may be required or reasonably desired under local law).

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Commitment remains in effect or any Loan or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Company shall not:

7.01 Indebtedness. Subject to Section 7.06, incur, or permit any Subsidiary Guarantor, 2009 CLO Subsidiary or any Warehouse Subsidiary whose Capital Stock is part of the Collateral to Incur any Indebtedness after the Amendment Closing Date, except for the following:

(a) Indebtedness created under any Note Document;

(b) any Indebtedness in an aggregate principal amount not to exceed $20,000,000 under any traditional repurchase agreement financing with a term of not longer than 60 days;

(c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 7.01(c);

(d) any Permitted Refinancing Indebtedness;

(e) any Indebtedness arising from intercompany loans that is expressly subordinated to the Loans pursuant to a written subordination agreement satisfactory to the Administrative Agent;

(f) Guaranty Obligations incurred after the Closing Date in respect of Indebtedness not prohibited by this Section 7.01 in an aggregate principal amount not to exceed $5,000,000;

(g) Indebtedness consisting of Capital Lease obligations and/or secured by Permitted Encumbrances under Section 7.02(e), in a principal amount not in excess of $5,000,000 in the aggregate;

(h) Indebtedness of the Company existing or arising under Hedge Agreements entered into in the ordinary course of business consistent with past practices, but only to the extent either (i) hedged or entered into for bona fide hedging purposes and not for speculative purposes, or (ii) entered into in connection with the provision of interest rate hedging facilities to the Company’s borrowers;

(i) Indebtedness of any Investment Vehicle, but excluding Indebtedness of any Investment Vehicle arising under a Hedge Agreement unless such Indebtedness is permitted pursuant to Section 7.01(n) or such Indebtedness is entered into after the Closing Date pursuant to a Hedge Agreement that has been consented to by the Administrative Agent in the exercise of its reasonable discretion;

(j) Indebtedness that is expressly subordinated to the Loans pursuant to written terms reasonably satisfactory to the Administrative Agent;

(k) the Citigroup Demand Note;

(l) the Natixis Facility, the Wachovia Facility and the Citigroup Facility, provided that, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), no such facility shall be amended to increase the respective maximum stated principal amounts of Indebtedness thereunder as of the date hereof at any time that the Capital Stock of the Warehouse Entity that is the obligor under such facility is part of the Collateral;

(m) Guaranty Obligations pursuant to that certain Guaranty by NewStar CP Funding LLC dated July 15, 2009 in favor of Wachovia Bank, National Association which are not in excess of $1,000,000 in the aggregate;

(n) unsecured Indebtedness;

(o) additional Indebtedness of the Company incurred after the Closing Date, so long as after giving effect to the incurrence of such Indebtedness, the Company shall be in compliance with the financial covenants set forth in Section 6.14; and

(p) in addition to Indebtedness expressly permitted by the preceding provisions of this Section 7.01, Indebtedness of Subsidiary Guarantors incurred after the Closing Date to the extent consented to by the Administrative Agent in the exercise of its reasonable discretion.

7.02 Liens. Directly or indirectly create, incur, assume or suffer to exist, or permit any Subsidiary Guarantor, 2009 CLO Subsidiary or any Warehouse Subsidiary whose Capital Stock is part of the Collateral, directly or indirectly, to create, incur, assume or suffer to exist, any Lien on (i) in the case of the Company, any Collateral, and (ii) in the case of any Subsidiary Guarantor, 2009 CLO Subsidiary or any such Warehouse Subsidiary, any of such Subsidiary’s properties or assets of any kind, in each case whether now owned or hereafter acquired, or any income or profits therefrom, or otherwise assign any rights to receive any income or profits therefrom, except for the following:

(a) Liens pursuant to any Note Document;

(b) Liens existing on the date hereof and listed on Schedule 7.02(b) and any renewal, extension, refinancing or refunding thereof which does not encumber additional property;

(c) Customary Permitted Liens;

(d) Liens securing any Indebtedness (including any Permitted Refinancing Indebtedness) that is not prohibited under Section 7.01;

(e) Liens arising in respect of purchase money Indebtedness or Capital Leases permitted under Section 7.01(g) (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof;

(f) Liens on Cash or Cash Equivalents pledged to secure obligations under Hedge Agreements, following demand by any counterparty entitled, based upon reasonable calculations of the value of such obligations on a mark-to-market basis, to require cash collateralization of such obligations;

(g) Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 9.01(i) hereof;

(h) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Company or acquired by the Company;

(j) Liens on Obligor Loans not included in the Collateral, provided that such Liens secure Indebtedness not prohibited by Section 7.01;

(k) Liens on Workout Assets which secure Obligor Loans to the extent such Liens are in existence on the date such assets become Workout Assets; and

(l) Liens not otherwise permitted by the foregoing clauses of this Section 7.02 securing obligations or other liabilities; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $500,000 at any time.

7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or permit any Subsidiary Guarantor to do any of the foregoing provided that (a) any Subsidiary Guarantor may merge or consolidate with, or dispose of all or substantially all of its assets to or in favor of the Company or any other Subsidiary Guarantor; (b) any Subsidiary Guarantor with assets having a book value of less than $1,000,000 may liquidate, dissolve or merge or consolidate with the Company or any other Subsidiary Guarantor of the Company, so long as, in the cases of clauses (a) and (b) above, if the Company is party to any such transaction, it shall be the surviving or continuing Person after the consummation thereof; and (c) any REO Subsidiary may sell, transfer or otherwise dispose of any REO Property, and upon the consummation of any such sale, transfer or disposition, such REO Subsidiary may be merged, dissolved, liquidated or consolidated without into another Person; provided that if such REO Subsidiary is a Subsidiary Guarantor, after giving effect to such sale, transfer or disposition and the application of the proceeds thereof, the Coverage Test shall be satisfied; and (d) the Company may merge or consolidate with, or Dispose of all or substantially all of its assets to or in favor of any Person so long as (i) either (A) the Company is the surviving or continuing Person after such merger or consolidation or (B) the surviving or continuing Person after such merger or consolidation, or the Person to which such Disposition is made, as the case may be, is incorporated or organized under the laws of any State of the United States and such corporation expressly assumes all obligations of Company under this Agreement and the other Note Documents pursuant to written agreements reasonably satisfactory to the Administrative Agent, (ii) after giving effect to such transaction, the Company or such other corporation, as the case may be, has a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company prior to giving effect to such transaction, (iii) no Default or Event of Default has occurred and is continuing either prior to or after giving effect to such transaction and (iv) prior to and after giving effect to such transaction, the Company is in compliance with the financial covenants set forth under Section 6.14 hereto on a pro forma basis.

7.04 Dispositions. Dispose, or permit any Subsidiary Guarantor, 2009 CLO Subsidiary or any Warehouse Subsidiary whose Capital Stock is part of the Collateral to Dispose, of any Collateral or any other property or assets of the Company or such Subsidiary Guarantor, 2009 CLO Subsidiary or such Warehouse Subsidiary, or enter into any agreement to make any such Disposition, except:

(a) Dispositions permitted by Section 7.03 or Section 7.05 and Liens permitted by Section 7.02;

(b) Dispositions of property by any Subsidiary to the Company or any other Subsidiary Guarantor and Dispositions of property by the Company to any Subsidiary Guarantor;

(c) Dispositions of Cash and Cash Equivalents;

(d) Dispositions of (i) obsolete or worn-out property (including leasehold interests), equipment or other tangible property no longer used or useful in their business, and (y) any inventory or other property (including receivables) sold or disposed of in the ordinary course of business and on ordinary business terms), provided that the Company may sublease real property to the extent such sublease would not interfere with the operation of the Business;

(e) Dispositions of Unencumbered Assets or any Obligor Loan; provided that, if such Disposition is made by any such Person other than 2009 CLO Subsidiary, after giving effect to such Disposition and the application of the proceeds thereof, the Coverage Test shall be satisfied;

(f) Dispositions by the Company of (i) CLO Notes constituting Collateral to unaffiliated third parties and (ii) CLO Notes not constituting Collateral; provided that, in the case of any Disposition described in clause (i) of this Section 7.04(f), after giving effect to any such Disposition and the application of the proceeds thereof, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Coverage Test shall be satisfied, (C) the Company shall have provided written notice to the Administrative Agent at least five (5) days prior to the trade date in connection with such Disposition and (D) any required prepayments and payments of fees in connection with such prepayment shall have been made;

(g) Dispositions of Collateral or other property or assets to Investment Vehicles in exchange for other Collateral or other property or assets in accordance with the Company’s ordinary course substitution and trading mechanism, its Contractual Obligations and Requirements of Law, provided that after giving effect to any such Disposition, the Coverage Test shall be satisfied;

(h) Dispositions of Workout Assets to non-Affiliates, provided that, both before and after giving effect thereto, the Coverage Test shall be satisfied; and

(i) subject to the terms of Section 7.03, any Disposition by the Company of property or other assets not constituting Collateral.

7.05 Restricted Payments. Directly or indirectly declare, pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided that the Company may declare, pay or make any Restricted Payment if, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby; and

(b) the aggregate amount of such Restricted Payments made in Cash in any fiscal year does not exceed $10,000,000 for any purposes other than repurchases by the Company of its own Capital Stock which repurchases, together with any Restricted Payments permitted in the last paragraph of this Section 7.05, shall not be subject to such $10,000,000 threshold; and

(c) not less than 5 days prior to making such Restricted Payment, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company in the form attached hereto as Exhibit F to the effect that the requirements set forth in the immediately preceding clauses (a) and (b) will be complied with, which certificate shall be true, correct and complete in all material respects both immediately before and after giving effect to such Restricted Payment.

In addition to the Restricted Payments expressly permitted above, the following Restricted Payments shall also be permitted (without duplication): (i) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments which constitute Permitted Uses, (ii) so long as (A) no Event of Default would be caused thereby and (B) after giving effect to such payment the Coverage Test shall be satisfied, any Restricted Payment described in clause (iii) of the definition of “Restricted Payment” and (iii) whether or not a Default or Event of Default has occurred and is continuing, (A) the defeasance, redemption, retirement, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness; (B) the repurchase, redemption or other acquisition or retirement for value in the ordinary course of business of any Capital Stock of the Company from any present or former employee, officer or independent director of the Company or any of its Subsidiaries received by such Person in connection with such Person’s compensation (including in connection with such Person’s death, disability, or termination of employment), provided that any Restricted Payment pursuant to this clause (B) shall not exceed $2,000,000 during any period while a Default or an Event or Default is continuing, and (C) Restricted Payments the proceeds of which will be used by the Company to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company, provided that any Restricted Payment pursuant to this clause (C) shall not exceed $500,000 during any period while a Default or an Event or Default is continuing.

7.06 Change in Nature of Business. (a) Without the Administrative Agent’s prior consent, engage, or permit any subsidiary to engage, in any material line of business substantially different from the Business.

(b) Notwithstanding anything to the contrary in Article VII, the Company shall not permit any of the following:

(i) NewStar Concentration LLC to incur any Indebtedness or to engage in any activity other than the holding of the Concentration Account and the management, clearing and disbursement of funds held in the Concentration Account; or

(ii) (x) the NewStar Collateral Subsidiary to incur any Indebtedness other than Indebtedness owed to the Administrative Agent or to engage in any other activity other than the holding, management and administration of Unencumbered Assets or (y) Alameda NS Four Holding, LLC or any other REO Subsidiary that is a Subsidiary Guarantor to incur any Indebtedness other than Indebtedness owed to the Administrative Agent or to engage in any other activity other than the holding, management and administration of the REO Property held by Alameda NS Four Holding, LLC as of the Amendment Closing Date or held by such other REO Subsidiary at the time it becomes a Subsidiary Guarantor.

7.07 Transactions with Affiliates. Enter into, or permit any Subsidiary Guarantor, 2009 CLO Subsidiary or any Warehouse Subsidiary whose Capital Stock is part of the Collateral to enter into, any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) transactions (i) among the Company and its Subsidiaries or (ii) among the Subsidiaries, (b) transactions pursuant to Contractual Obligations in effect on the Amendment Closing Date, (c) Restricted Payments that are not prohibited hereunder, (d) issuances of Capital Stock by the Company and/or any non-wholly owned Subsidiaries to Affiliates (other than wholly-owned Subsidiaries), (e) payment of reasonable fees, compensation or employee benefit arrangements, and any indemnity provided for the benefit of directors of the Company in the ordinary course of business and consistent with industry practice, (f) other transactions with Affiliates otherwise expressly permitted by the terms of this Agreement, and (g) transactions with Affiliates conducted on fair and reasonable terms substantially as favorable to the Company and any Subsidiary, as the case may be, as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that any transactions described in this clause (g) involving amounts in excess of $2,000,000 individually and $10,000,000 in the aggregate shall be approved in advance by the board of directors of the Company.

7.08 Burdensome Agreements. Enter into, or permit any Subsidiary Guarantor or any other Subsidiary whose Capital Stock is part of the Collateral to enter into, any Contractual Obligation (other than this Agreement or any other Note Document) that limits the ability of:

(a) any Subsidiary or any Investment Vehicle, in each case whose Capital Stock is part of the Collateral, to make Restricted Payments to the Company or to otherwise transfer property to the Company, other than (i) in the case of any Investment Vehicle existing on the date hereof, the limitations set forth in the Organizational Documents or in the underlying agreements to which such Investment Vehicle is a party, (ii) in the case of any Investment Vehicle formed or acquired after the date hereof, such limitations as are of a type customarily set forth in the Organizational Documents of CLOs, CDOs or “warehouse” lending or borrowing facilities or in the underlying agreements for Investments of the type being made by any such Investment Vehicle, or (iii) such limitations as are reasonable and customary in connection with a financing entered into by any non-wholly owned Subsidiary or Investment Vehicle; or

(b) the Company or any Subsidiary Guarantor to create, incur or assume Liens on any Collateral in favor of the Administrative Agent to secure the Obligations.

7.09 Use of Proceeds. Use, or permit any Subsidiary to use, the proceeds of Loans for any purpose that (a) constitutes a violation of Regulations T, U or X promulgated by the FRB or (b) is not otherwise permitted by Section 6.13.

ARTICLE VIII.

INTENTIONALLY OMITTED

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Company fails to pay (i) when and as required to be paid as set forth herein, any payment of principal or (ii) within five days after the same becomes due, any interest, fee or other amount (other than principal) due hereunder or under any other Note Document; or

(b) Specific Covenants. The Company fails to perform or observe (i) any term, covenant or agreement contained in any of Section 6.05(a), Section 6.14(a), Section 6.14(c) or Article VII, or (ii) any

term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.10, 6.11, 6.12 or 6.13 and such failure continues for 10 Business Days; provided that, with respect to any Default under Section 6.01 or Section 6.02, if such Default occurred as a result of extraordinary circumstances without any fault on the part of the Company, such cure period shall be extended by such additional time as may be reasonably requested by the Company, which request shall not be unreasonably withheld; provided that no Loans shall be made hereunder at any time when Company shall have failed to deliver a Compliance Certificate or Borrowing Base Certificate to the extent required by, and in accordance with, Section 6.02(a) or 6.02(c); or

(c) Coverage Test. The Company fails to satisfy the Coverage Test and such failure continues for 60 days after the date of such failure; or

(d) Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Note Document on its part to be performed or observed and such failure continues for 30 days; or

(e) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(f) Payment Default under Other Instruments. A default shall occur under any of the Company’s Indebtedness (other than the Obligations), which default (i) is caused by a failure by the Company to pay any principal on such Indebtedness at final maturity (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, (A) the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more and (B) such Payment Default has not been cured, or such acceleration has not been rescinded, as the case may be, within 30 days after the occurrence or declaration thereof; provided, that such 30 day period shall be deemed to have terminated upon the commencement of the exercise of remedies by the holders of such Indebtedness; or

(g) Insolvency Proceedings, Etc. The Company or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(h) Inability to Pay Debts; Attachment. (i) The Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i) Judgments. There is entered against the Company or any of its Subsidiaries (i) a final judgment or order of a court of competent jurisdiction for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order remains undischarged, unpaid, unstayed, unbonded or undismissed as of the earlier to occur of (x) 30 consecutive days after such judgment or order is entered and (y) the date such judgment or order becomes non-appealable; or

(j) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(k) Invalidity of Note Documents. Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Note Party denies in writing the validity or enforceability of any Note Document to which it is a party; or any Note Party denies in writing that it has any or further liability or obligation under any Note Document to which it is a party, or purports in writing to revoke, terminate or rescind any such Note Document; or

(l) Fundamental Changes. The Company or any other Note Party shall attempt to terminate, revoke or disclaim any Obligation to the Administrative Agent or any Holder (except strictly in accordance with its terms).

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, subject to Section 11.12, at the request of, or may, with the consent of, the Required Holders, take any or all of the following actions:

(a) declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

(b) declare the unpaid aggregate principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) exercise on behalf of itself and the Holders all rights and remedies available to it and the Holders under the Note Documents (subject to any limitations on such rights and remedies set forth in the Security Agreement) or under applicable law, which shall include the rights, powers and remedies (i) granted to secured parties under the UCC or other applicable Uniform Commercial Code; (ii) granted to the Administrative Agent or the Holders under any other applicable Law; or (iii) granted to the Administrative Agent or the Holders under this Agreement, the Notes or any other Note Document or any other agreement between any Note Party and the Administrative Agent or the Holders;

(d) direct the Company (i) to cause Unencumbered Assets to be sold through a competitive market sales process at fair market value, and/or (ii) to the extent not prohibited by an applicable Contractual Obligation, Organizational Document or Requirement of Law, to sell Obligor Loans owned by any Warehouse Subsidiary in a commercially reasonable manner through a competitive market sales process at fair market value, and the Company hereby agrees to follow any such directions;

(e) exercise its rights under the Security Agreement;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the Commitments shall automatically terminate, the unpaid outstanding principal amount of all Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Holder.

All such rights, powers and remedies shall be cumulative and not alternative and enforceable, in Required Holders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Note Party of this Agreement or any of the other Note Documents. Any single or partial exercise of, or forbearance, failure or delay in exercising any right, power or remedy shall not be, nor shall any such single or partial exercise of, or forbearance, failure or delay be deemed to be a limitation, modification or waiver of any right, power or remedy and shall not preclude the further exercise thereof; and every right, power and remedy of the Administrative Agent or the Holders shall continue in full force and effect until such right, power and remedy is specifically waived by an instrument in writing executed and delivered with respect to each such waiver by such parties.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such and including all costs and expenses (including Attorney Costs, trustee fees and court costs) incurred in connection with any collection, receipt, recovery, appropriation, foreclosure or realization, or from any use, operation, sale, assignment, lease, pledge, transfer, delivery or disposition of all or any of the Collateral, or with respect to the care, safekeeping, custody, maintenance, protection, administration or otherwise of any and all of the Collateral or in any way relating to the rights of the Administrative Agent and the Holders under this Agreement;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Holders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting the unpaid principal amount of the Loans (in such order as shall be determined by the Administrative Agent in its reasonable discretion), ratably among the Holders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment, satisfaction or discharge of any other Indebtedness or Obligations (including any reimbursement, subrogation, contribution or other obligation to any Person), or otherwise as may be permitted or as required by any law, rule or regulation (including Section 9-615(a)(3) of the UCC); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE X.

RIGHT TO CURE; POST-DEFAULT POWER OF ATTORNEY

10.01 Right to Cure. The Administrative Agent, on behalf of the Holders, may, at its option but without any obligation, after an Event of Default that is continuing, after consultation with the Company, cure any default by any Note Party under any Contractual Obligation when due or pay or bond on appeal any judgment entered against any Note Party; discharge taxes or other Liens at any time levied on or existing with respect to the Collateral; and pay any amount, incur any expense or perform any act which, in the Administrative Agent’s reasonable judgment, after consultation with the Company, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent or the Holders with respect thereto. The Administrative Agent may add any amounts so expended to the Obligations, such amounts to be repayable by the Company on demand. The Administrative Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Note Party. Any payment made or other action taken by the Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

10.02 Power of Attorney. Subject to the terms of Sections 7.2, 8.15, 8.17 and 8.18 of the Security Agreement, each Note Party hereby, or by executing and delivering the Subsidiary Guaranty, as the case may be, irrevocably constitutes and appoints, effective during the continuance of an Event of Default, the Administrative Agent acting through any authorized officer or agent thereof, with full power of substitution, as such Note Party’s true and lawful attorney-in-fact with full irrevocable power and authority in such Note Party’s place and stead and in such Note Party’s name or in its own name, from time to time in the Administrative Agent’s reasonable discretion, to receive and open mail addressed to such Note Party, to take any and all action, to do all things, to execute, endorse, deliver and file any and all writings, documents, instruments, notices, statements (including financing statements and writings to correct any ambiguity in any Note Document), checks, drafts, acceptances, money orders, or other evidence of payment or Proceeds with respect to the Collateral, which may be or become necessary or desirable in the discretion of the Administrative Agent to accomplish the terms, purposes and intent of, or to fulfill such Note Party’s obligations under the Note Documents to which such Note Party is a party, including the right to enter into any control agreements on behalf of the Company in accordance with Sections 6.10 and 6.11, to appear in and defend any action or proceeding brought with respect to the Collateral, and to bring any action or proceeding, in the name and on behalf of the Company, which the Administrative Agent, in its discretion, deems necessary or appropriate to protect its interest in the Collateral. This power is coupled with an interest and is irrevocable until the Event of Default is cured or waived. Each Note Party hereby, or by executing and delivering the Subsidiary Guaranty, as the case may be, releases the Administrative Agent, the Holders and their respective officers, directors, members, partners, trustees, debt holders, employees, representatives, agents and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except and only to the extent the same results from the applicable released party’s gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

ARTICLE XI.

ADMINISTRATIVE AGENT

11.01 Appointment and Authorization of Administrative Agent. Each Holder hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action as contractual representative on its behalf under the provisions of this Agreement and each other Note Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Note Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Note Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any trustee or fiduciary relationship with any Holder or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Note Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Note Document by or through agents, employees or attorneys-in- fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney- in-fact that it selects in the absence of gross negligence or willful misconduct with respect to such selection.

11.03 Liability of Administrative Agent.

(a) No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Note Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Holder or participant for any recital, statement, representation or warranty made by the Company or any of its Affiliates or any officer thereof, contained herein or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document, or for any failure of the Company or any other Note Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Holder or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of the Company or any Affiliate thereof.

(b) The Administrative Agent shall have no obligation whatsoever to the Holders or to any other Person (other than to the Company to the extent set forth in this Agreement) to assure that the Collateral exists or is owned by the Company, or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent hereunder or in any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Administrative Agent’s own interest in the Collateral as one of the Holders and that the Administrative Agent shall have no duty or liability whatsoever to the Holders, except to the extent resulting from its gross negligence or willful misconduct.

11.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate,

affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the Required Holders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Required Holders (or such greater number of Holders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, the Holders shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Holders unless the Administrative Agent shall have received notice from any Holder prior to the proposed Closing Date specifying its objection thereto.

11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Holders, unless the Administrative Agent shall have received written notice from a Holder or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Holders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Holders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

11.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Holder acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Holder as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Holder represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Holder also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Company or any of its Affiliates which may come into the possession of any Agent-Related Person.

11.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Holders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Holder shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Holders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Holder shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Note Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

11.08 Administrative Agent in its Individual Capacity. Fortress Credit Corp. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though Fortress Credit Corp. were not the Administrative Agent hereunder and without notice to or consent of the Holders. The Holders acknowledge that, pursuant to such activities, Fortress Credit Corp. or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Notes and its Loans, Fortress Credit Corp. shall have the same rights and powers under this Agreement as any other Holder and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Holder” and “Holders” include Fortress Credit Corp. in its individual capacity.

11.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Holders, which resignation shall become effective once the successor Administrative Agent succeeds to the rights, duties and obligations of the Administrative Agent hereunder. If the Administrative Agent resigns or removed under this Agreement, the Required Holders shall appoint from among the Holders a successor administrative agent for the Holders, with the approval of the Company at all times other than during the existence of a Default or an Event of Default (which approval of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Holders and the Company, a successor administrative agent from among the Holders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XI and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether any amount of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the aggregate principal amount and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders and the Administrative Agent and their respective agents and counsel and all other amounts due the Holders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with Section 9.03;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holder or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding.

11.11 Collateral Matters. The Holders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to take any action with respect to the Collateral which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Note Documents;

(b) to release any Lien on any property granted to or held by the Administrative Agent under any Note Document (i) upon termination of the Commitments and payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Note Document, (iii) in accordance with any provision for the release thereof provided for in this Agreement or the other Note Documents, or (iv) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Holders;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(d) following any such release or subordination described in the preceding clauses (b) and (c), to deliver to the Company, at its expense, any Collateral so released that is then held by the Administrative Agent hereunder and to execute and deliver to the Company such releases or other documents as the Company shall reasonably request to evidence or effectuate such release or subordination of Liens (including UCC termination statements, termination letters with respect to control agreements in favor of the Administrative Agent relating to the Company’s Deposit Accounts and Securities Accounts, intercreditor agreements and collateral agency agreements).

Upon request by the Administrative Agent at any time, the Required Holders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 11.11.

In the event that an intercreditor agreement is necessary in connection with the incurrence by the Company or any Subsidiary Guarantor of any Senior Secured Debt not prohibited by Section 7.01, the Administrative Agent agrees to negotiate in good faith with the holders of such Senior Secured Debt and to use commercially reasonable efforts to enter into an intercreditor agreement with the holders of such Senior Secured Debt on terms reasonably acceptable to the Administrative Agent; provided that in no event shall this provision be construed to require the Administrative Agent to enter into any agreement that would in any way diminish, limit or adversely affect any of the Administrative Agent’s rights under any Note Document or under any applicable law.

11.12 Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, the Administrative Agent shall, if (a) so requested (or consented to) by the Required Holders and (b) the Holders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of any Note Documents authorizing the sale or other disposition of all or any part of the Collateral (or any other property which is security for the Obligations) and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral (or such other property). The Required Holders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition to the extent permitted under the terms hereof, the Holders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

ARTICLE XII.

MISCELLANEOUS

12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Holders and the Company and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of the initial Holder;

(b) extend or increase the Commitment of any Holder without the written consent of such Holder;

(c) (i) postpone any date fixed by Section 2.03(a) or Section 2.03(b) for any payment of the principal amount or interest due to the Holders (or any of them), or (ii) except as pursuant to the terms of Section 2.03(b) or change the amount of any scheduled reduction, in each case without the written consent of each Holder directly affected thereby;

(d) reduce the principal amount of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Note Document, without the written consent of each Holder directly affected thereby; provided, however, that only the consent of the

Required Holders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(e) change Section 2.08 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Holder;

(f) change any provision of this Section or the definition of “Required Holders” or any other provision hereof specifying the number or percentage of Holders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Holder; or

(g) release all or substantially all of the Collateral securing the Obligations without the written consent of each Holder;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Holders required above and the Company, affect the rights or duties of the Administrative Agent under this Agreement or any other Note Document.

12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail and facsimile transmission). All such written notices shall be mailed, e-mailed, faxed or delivered to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Administrative Agent, to the address, the e-mail address, facsimile number or telephone number specified for such Person on Schedule 12.02 or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any Holder, to the address, the e-mail address, facsimile number or telephone number specified from time to time by such Holder to the Company and the Administrative Agent or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt thereof by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Note Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each applicable Note Party, the Administrative Agent and the Holders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by the Administrative Agent and the Holders. The Administrative Agent and the Holders shall be entitled to rely and act upon any notices given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, so long as, in each case, such notice is issued by a Responsible Officer of the Company or by a person reasonably believed in good faith by the Administrative Agent to be a Responsible Officer of the Company. The Company shall indemnify each Agent-Related Person and each Holder from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies. No failure by any Holder or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, subject to the terms of applicable Law. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs, Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable, out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Original Note Agreement, this Agreement and the other Note Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Holder for all reasonable, out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under the Original Note Agreement, this Agreement or the other Note Documents (including all such reasonable, out-of-pocket costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including obtaining, maintaining, protecting and preserving the Administrative Agent’s and the Holder’s interest in the Collateral or security interest therein, foreclosing, retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral or in exercising their rights hereunder or as secured party under the UCC, any other applicable Law or any Note Document, in each case including all Attorney Costs. The foregoing costs and expenses shall include all reasonable, out-of-pocket search, filing, recording, audit and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Holder to the extent permitted to be retained by the Administrative Agent and reimbursed by the Company hereunder. All amounts due under this Section 12.04 shall be payable within five Business Days after written demand therefor to the Company, accompanied by a reasonably detailed accounting thereof. The agreements in this Section shall survive the termination of the Commitments and the repayment of all Obligations.

12.05 Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Holder and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Note Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitments, any Loan, or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any website or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Note Document or arising out of its activities in connection herewith or therewith (whether before or after the Amendment Closing Date). All amounts due under this Section 12.05 shall be payable within ten Business Days after written demand therefor to the Company, accompanied by a reasonably detailed calculation thereof. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all the Obligations.

12.06 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Holder, or the Administrative Agent or any Holder exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Holder severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.07 Successors and Assigns.

(a) Conditions to Assignment by Holders. Except as provided herein, each Holder may assign all or any portion of its Term Commitment, Revolving Commitment, Revolving Notes or Term Notes and other rights and obligations to any Eligible Holder; provided that (i) each of the Administrative Agent and, unless a Default or an Event of Default shall have occurred and be continuing, the Company shall have given its prior written consent to such assignment, which consents will not be unreasonably withheld or delayed, it being understood by the parties hereto that it shall be reasonable for the Company not to grant its consent to any proposed assignment to an assignee that the Company reasonably believes may not be able to fulfill obligations to make Loans hereunder; provided that the consent of the Company or the Administrative Agent shall not be required in connection with any assignment by a Holder of all or any portion of its Commitment, Notes or other rights or obligations to (x) an existing Holder, (y) an Affiliate of such Holder, or (z) a fund or account managed by such Holder or an Affiliate of such Holder; and provided, further that if such Holder or Affiliate is (or would, if it were a Holder, be) a Foreign

Holder, such Person has complied with the requirements set forth in Section 12.15 (as though it were a Holder) prior to such assignment, (ii) each such assignment shall be in a minimum principal amount of $1,000,000 (or, if less, the Commitment of such Holder) or such lesser amount consented to by the Administrative Agent, (iii) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Assumption, and (iv) the assignee Holder shall execute and deliver a membership interest transfer certificate with respect to the pledge to the Administrative Agent of the Capital Stock of any CLO Subsidiary or Warehouse Subsidiary. Upon each such recordation, the assigning Holder agrees to pay to the Administrative Agent a registration fee in the sum of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Holder hereunder, and (2) the assigning Holder shall, to the extent provided in such Assignment and Assumption and upon payment to the Administrative Agent of the registration fee referred to in this Section 12.07(a), be released from its obligations under this Agreement.

(b) Certain Representations and Warranties Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Holder makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Note Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(ii) the assigning Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Note Parties or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05 and Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(iv) such assignee will, independently and without reliance upon the assigning Holder, the Administrative Agent or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vi) such assignee agrees that it will perform in accordance with this Agreement and the other Note Documents all of the obligations that by the terms thereof are required to be performed by it as a Holder;

(vii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and

(viii) such assignee acknowledges that it has complied with the provisions of Section 12.15 to the extent applicable.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holders, and of the principal amounts of Term Loans and/or Revolving Loans owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Holders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

(d) New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, the Administrative Agent shall (i) record the information contained therein in the Register and (ii) give prompt notice thereof to the Company and the Holders (other than the assigning Holder). Promptly after the effectiveness of any assignment by any Holder of all or any portion of such Holder’s Commitment, the Company (at its expense) shall execute and deliver (x) to the assignee Holder, a Note in the amount of the Commitment assigned to such assignee Holder and (y) to the assignor Holder, a Note in the amount, if any, of its remaining Commitment.

(e) Participations. Anything contained herein to the contrary notwithstanding, any Holder may, from time to time and at any time, sell participations in all or any portion of such Holder’s rights and obligations under this Agreement (including all of a portion of its Revolving Commitment or Term Commitments and the related outstanding principal amount of Revolving Loans or Term Loans owing to it) to any financial institution that invests in loans; provided that the terms of any such participation shall not entitle the participant to direct such Holder as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Holders is required in order to approve the same.

(f) Miscellaneous Assignment Provisions. Any assigning Holder shall retain its rights to be indemnified pursuant to Section 12.05 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 12.07 to the contrary notwithstanding, any Holder may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.07. No such pledge or the enforcement thereof shall release the pledgor Holder from its obligations hereunder or under any of the other Note Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Company or the Administrative Agent hereunder, including any of the provisions of Section 12.08 hereof.

(g) Assignment by the Company. The Company shall not assign or transfer any of its rights or obligations under this Agreement or any of the other Note Documents without the prior written consent of the Administrative Agent and each of the Holders.

12.08 Confidentiality. Each of the Administrative Agent and the Holders agrees (i) to maintain the confidentiality of the Information (as defined below) and (ii) to use such Information exclusively for the purposes of administering and enforcing its rights under the Note Documents (the “Confidential Use”), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, its Confidential Use and instructed to keep such Information confidential and to use it only for Confidential Uses), (b) to the extent requested by any regulatory authority having authority over such Person (including any internal or external self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or prospective assignee of or participant in, any of its rights or obligations under this Agreement or under any other Indebtedness or securities of the Company or its Affiliates, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Holder on a nonconfidential basis from a source other than the Company that did not result from the breach of a confidentiality provision with Company.

For purposes of this Section, “Information” means all information received from the Company relating to the Company or the Business, other than any such information that is available to the Administrative Agent or any Holder on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section 12.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.09 Set-off. In addition to any rights and remedies of the Holders provided by law, upon the occurrence and during the continuance of any Event of Default, each Holder is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Holder to or for the credit or the account of the Company against any and all Obligations owing to such Holder hereunder or under any other Note Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Holder shall have made demand under this Agreement or any other Note Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or indebtedness. Each Holder agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Holder; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid outstanding principal amount of the Loans or, if it exceeds such unpaid outstanding principal amount, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Holder exceeds the

Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Integration. This Agreement, together with the other Note Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Note Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Holders in any other Note Document shall not be deemed a conflict with this Agreement. Each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Holder, regardless of any investigation made by the Administrative Agent or any Holder or on their behalf and notwithstanding that the Administrative Agent or any Holder may have had notice or knowledge of any Default or Event of Default at the time any Loan is made, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.14 Severability. If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15 Tax Forms.

(a) (i) Each Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Holder”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Holder and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Holder by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Holder by the Company pursuant to this Agreement) or, in the case of a Foreign Holder claiming exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” an IRS Form W-8BEN or any successor thereto (and, if such Foreign Holder delivers an IRS Form W-8, a certificate representing that such Foreign Holder is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Code)) claiming complete exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Holder shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Holder by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Holder, and as may be reasonably necessary to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Holder.

(i) Each Foreign Holder, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Holder under any of the Note Documents (for example, in the case of a typical participation by such Holder), shall deliver to the Administrative Agent on the date when such Foreign Holder ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Holder as set forth above, to establish the portion of any such sums paid or payable with respect to which such Holder acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Holder chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Holder is not acting for its own account with respect to a portion of any such sums payable to such Holder.

(ii) The Company shall not be required to pay any additional amount to any Foreign Holder under Section 3.01: (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Holder transmits with an IRS Form W-8IMY pursuant to this Section 12.15(a) or (B) if such Holder shall have failed to satisfy the foregoing provisions of this Section 12.15(a); provided that if such Holder shall have satisfied the requirement of this Section 12.15(a) on the date such Holder became a Holder or ceased to act for its own account with respect to any payment under any of the Note Documents, nothing in this Section 12.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Holder is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder or other Person for the account of which such Holder receives any sums payable under any of the Note Documents is not subject to withholding.

(iii) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Note Documents with respect to which the Company is not required to pay additional amounts under this Section 12.15(a).

(b) Upon the request of the Administrative Agent, each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Holder fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Holder an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Holder, such Holder shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Holders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

12.16 Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED TN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH HOLDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) THE PARTIES HERETO HEREBY CONSENT, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE OTHER THAN PURSUIT OF A JUDGMENT ON A NOTE WHERE SUIT IS ALSO BROUGHT IN THE STATE WHERE ANY COLLATERAL IS LOCATED TO TAKE JURISDICTION OF SUCH COLLATERAL. THE COMPANY FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF EACH STATE WHERE ANY COLLATERAL IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH COLLATERAL INCLUDING BUT NOT LIMITED TO FORECLOSURES, AND THE COMPANY AGREES THAT ADMINISTRATIVE AGENT AND HOLDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE ADMINISTRATIVE AGENT OR HOLDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS OR TO OTHERWISE ENFORCE ITS RIGHTS AGAINST THE COMPANY’S PROPERTY. THE COMPANY FURTHER IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH HEREIN IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE HOLDERS TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY JURISDICTION. To the extent that the Company has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Company or the Company’s property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

12.17 Waiver of Right to Trial by Jury and Other Rights. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY AND ANY RIGHT OR CLAIM TO ANY CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES, EXPECTANCY DAMAGES, SPECIAL DAMAGES AND GENERAL DAMAGES IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF ITS RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO ANY LOAN, ANY NOTE OR ANY PROPERTY (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER.

12.18 Time of the Essence. For all payments to be made and all obligations to be performed under the Note Documents, time is of the essence.

12.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN THE COMPANY, THE ADMINISTRATIVE AGENT AND THE HOLDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN THE COMPANY AND ANY OTHER PARTY HERETO. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS REPRESENT THE ENTIRE UNDERSTANDING OF THE ADMINISTRATIVE AGENT, THE HOLDERS AND THE COMPANY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

12.20 Natixis Facility. Notwithstanding anything to the contrary set forth in this Agreement, the Security Agreement or any other Note Document, in no event shall the Company be deemed to have pledged or the Collateral be deemed to include any Capital Stock of NewStar Short-Term Funding, LLC until such time as the Company shall have delivered to the Administrative Agent an amendment to the applicable documentation for the Natixis Facility consenting to the pledge of such Capital Stock to the Administrative Agent, such amendment to be in form and substance reasonably satisfactory to the Administrative Agent. The parties acknowledge and agree that the delivery by the Company to the Administrative Agent of the amendment referred to in the immediately preceding sentence shall be deemed to be a condition precedent (in addition to all other conditions precedent set forth in Section 4.02) to the funding of the initial Loan hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN KIRBY BRAY
	Name:	John Kirby Bray
	Title:	Chief Financial Officer

FORTRESS CREDIT CORP., as Administrative Agent

By:	/s/ MARC K. FURSTEIN
	Name:	Marc K. Furstein
	Title:	Chief Operating Officer

FORTRESS CREDIT OPPORTUNITIES I LP, as Holder

By: Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ MARC K. FURSTEIN
	Name:	Marc K. Furstein
	Title:	Chief Operating Officer

FORTRESS CREDIT FUNDING I LP, as Holder

By: Fortress Credit Funding I GP LLC, its general partner

By:	/s/ MARC K. FURSTEIN
	Name:	Marc K. Furstein
	Title:	Chief Operating Officer

FORTRESS CREDIT FUNDING III LP, as Holder

By: Fortress Credit Funding III GP LLC, its general partner

By:	/s/ MARC K. FURSTEIN
	Name:	Marc K. Furstein
	Title:	Chief Operating Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED NOTE AGREEMENT]